UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

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FIRST INTERSTATE BANCSYSTEM, INC.

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FIRST INTERSTATE BANCSYSTEM, INC.
401 North 31st Street
P.O. Box 30918
Billings, Montana 59116-0918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF FIRST INTERSTATE BANCSYSTEM, INC.
To Be Held on Wednesday, May 2, 2018
at 4:00 p.m., Mountain Daylight Time

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders of First Interstate BancSystem, Inc. will be held at First Interstate Bank, Operations Center, 1800 Sixth Avenue North, Billings, Montana, on Wednesday, May 2, 2018, at 4:00 p.m., Mountain Daylight Time, for the following purposes:

1.	To elect six directors to serve three-year terms, or until their respective successors have been elected and appointed;

2.	To ratify the appointment by the Board of Directors of two former Cascade Bancorp directors;

3.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 8, 2018 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, we urge you to vote. Registered holders may vote:

•	By Internet - access http://www.voteproxy.com and follow the on-screen instructions;

•	By telephone - call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 in foreign countries from any touch-tone telephone and follow the instructions;

•	By mail - sign, date and mail your proxy card in the envelope provided as soon as possible; or,

•	In person - vote your shares in person by attending the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
Corporate Secretary

Billings, Montana
March 16, 2018

2017 EXECUTIVE SUMMARY

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the proxy statement in its entirety.

When we refer to the “Company,” “we,” “our,” and “us” in this proxy statement, we mean First Interstate BancSystem, Inc. and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, First Interstate BancSystem, Inc. When we refer to the “Bank” in this proxy statement, we mean First Interstate Bank, our bank subsidiary.

Annual Meeting

Time and Date:	4:00 p.m. Mountain Daylight Time, Wednesday, May 2, 2018

Place:	First Interstate Bank Operations Center
1800 Sixth Avenue North
Billings, Montana 59101

Record Date:	Close of business on March 8, 2018

Voting:
Shareholders of record as of the record date are entitled to vote. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders.

Attendance:
If you plan to attend the Annual Meeting in person, you must bring the Notice of Internet Availability of Proxy Materials. If your shares are not registered in your name, you will need a legal proxy, account statement, or other documentation confirming your First Interstate BancSystem, Inc. holdings from the broker, bank, or other institution that holds your shares. You will also need a valid, government-issued picture identification that matches your Notice of Internet Availability of Proxy Materials, legal proxy or other confirming documentation.

Agenda and Voting Recommendations
Proposal	Description	Board Recommendation
1	Election of Six Directors	"FOR" each nominee

2	Ratification of Appointed Directors	"FOR"

3	Ratification of Appointment of Independent Registered Public Accounting Firm	"FOR"

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

:	VIA THE INTERNET	*	BY MAIL
	Visit the website listed on your proxy card		Sign, date and return your proxy card in the enclosed envelope

)	BY TELEPHONE	J	IN PERSON
	Call the telephone number on your proxy card		Attend the Annual Meeting in Billings

Commitment to Good Corporate Governance

We have structured our corporate governance program to promote the long-term interests of shareholders, strengthen the accountability of our Board of Directors ("Board") and management, and help build public trust in the Company. Highlights include:

☑	Separation of the chair of the Board and chief executive officer roles;
☑	Appointment of a lead independent director;
☑	Independent directors serve as chairs of our Audit, Governance & Nominating, Risk, and Compensation Committees;
☑	Regular executive sessions of independent directors;
☑	Annual Board and committee self-evaluations;
☑	Stock ownership guidelines for directors and executive officers; and
☑	Cash and equity awards with clawback provisions.

2017 Performance

2017 was a transformational year for First Interstate BancSystem, Inc. In January, we acquired the sole use of the First Interstate name and brand from Wells Fargo & Company. This was a noteworthy accomplishment as we prepared to acquire Cascade Bancorp (“CACB”), a bank holding company that wholly-owned Bank of the Cascades, a $3.1 billion Oregon-based community bank with 46 banking offices across Idaho, Oregon, and Washington. The acquisition closed in May and we successfully completed the conversion in August. Our expansion into these dynamic markets in the northwest added diversity to our loan portfolio and enhanced growth opportunities for our franchise.

As we progressed through 2017, we delivered to each of our stakeholders in meaningful and compelling ways …

•	For our employees … We believe our employees are our most valuable asset, and we provide them with a compelling work environment and benefits to support their financial and personal wellness.

•
For our clients … We continue to invest in systems and strengthen our business processes in order to operate more efficiently and effectively, resulting in an improved operating efficiency ratio and higher customer satisfaction ratings.

•	For our communities … We remain committed to our communities, including giving back 2% of our pre-tax earnings and encouraging employee volunteerism.

•
For our shareholders … We have consistently reported net income to shareholders for the last 30 years, and have paid over 23 years of consecutive quarterly dividends. We reported earnings of $106.5 million, or $2.05 per diluted share. During 2017, we increased quarterly dividends by 9.1% to $0.24 per common share.

Executive Compensation Highlights

Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.

What We Pay and Why: Goals and Elements of Compensation:

•	Emphasis on pay for performance;

•	Attract, retain, and motivate talented and experienced executives within the banking industry;

•	Recognize and reward executives whose skill and performance are critical to our success;

•	Align interests of our executives with our shareholders; and

•	Discourage inappropriate risk taking.

Key Features of our Executive Compensation Program:

What we do ...		What we don't do ...
☑	Emphasize pay for performance	☒	No short-selling or hedging of Company securities
☑	Use multiple performance measures and caps on potential incentive payments	☒	No single-trigger vesting of equity awards upon change in control
☑	Use independent compensation consultant	☒	No excessive perquisites
☑	Require minimum stock ownership for Directors and Executive Officers (EOs)	☒	No excise tax gross-ups
☑	Maintain a clawback policy to recapture incentive payments	☒	No repricing or recycling of shares
☑	Discourage risk taking by reserving the right to use discretion in the payout of all incentives	☒	No trading in Company securities during designated black-out periods, except under valid trading plans

Elements of Total Compensation

Using a consistent and calibrated pay for performance approach across the Company, we reward results, discourage undue risk taking, and drive long-term shareholder value. To promote a culture that aligns the interests of management with those of our shareholders, our executive compensation program focuses on an appropriate mix of fixed and variable compensation.

We have three primary elements of compensation:

1.	Base salary: Competitive fixed base cash compensation determined by individual factors, such as scope of responsibility, experience, and strategic impact

2.	Annual short-term cash incentive: Performance-based awards aligned with the achievement of individual and Company financial and strategic growth objectives and determined by established thresholds.

3.	Long-term equity award incentive: Incentives to engage and retain executive officers, with an emphasis on long-term Company performance compared to peers.

PROPOSAL ONE - ELECTION OF DIRECTORS

A total of six directors will be elected at the annual meeting to serve three-year terms, or until their respective successors have been elected and appointed. The Board has nominated for election as directors:

•	David L. Jahnke

•	James R. Scott

•	Kevin P. Riley

•	John M. Heyneman, Jr.

•	Ross E. Leckie

•	Teresa A. Taylor

All of the director nominees are current members of the Board, with the exception of John M. Heyneman, Jr.

Unless authority to vote is withheld, the persons named in the enclosed proxy will vote the shares represented by such proxy for the election of the nominees named above. If, at the time of the annual meeting, any nominee becomes unavailable for any reason for election as a director, the persons entitled to vote the proxy will vote for the election of such substitute(s) as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Nominees

The following tables set forth certain information regarding the nominees for election at the annual meeting and the directors continuing in office after the annual meeting.

Name and Age	Director Since	Principal Occupation

James R. Scott, 68	1971	Chair of the Board, First Interstate BancSystem, Inc.
Kevin P. Riley, 58	2015	President and Chief Executive Officer, First Interstate BancSystem, Inc.
David L. Jahnke, 64	2011	Retired Partner, KPMG
John M. Heyneman, Jr, 51	N/A(1)	Executive Director, Plank Stewardship Initiative
Ross E. Leckie, 60	2009	Retired Executive Vice President, Allianz SE
Teresa A. Taylor, 54	2012	Owner and Chief Executive Officer, Blue Valley Advisors, LLC

A majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected.

(1) Due to term limits that require certain Scott family members to have a break in service after serving two consecutive three-year terms, John M. Heyneman, Jr.'s most recent term ended in May of 2016. Mr. Heyneman first became a director of the Company in 1998.

The Board recommends a vote “FOR” each of the nominees named above.

Directors Continuing in Office After Annual Meeting

Name and Age	Director Since	Term Expires	Principal Occupation

James R. Scott, Jr., 40	2015	2019	Commercial Loan Manager, First Interstate Bank, Medford
Jonathan R. Scott, 43	2013	2019	President, First Interstate Bank, Jackson
William B. Ebzery, 68	2001	2019	Owner, Cypress Capital Management, LLC, and Certified Public Accountant-retired
Charles E. Hart, M.D., 68	2008	2020	Retired President and Chief Executive Officer, Regional Health, Inc.
Dana L. Crandall, 53	2014	2020	Vice President-Service Delivery, Comcast
Dennis L. Johnson, 63	2017	2020	President and Chief Executive Officer, United Heritage Financial Group
Patricia L. Moss, 64	2017	2020	Retired President and Chief Executive Officer, Cascade Bancorp
Peter I. Wold, 70	2016	2020	President, Wold Energy Partners, LLC and CEO, Wold Oil Properties, LLC
Steven J. Corning, 65	2008	2020	President and Chief Executive Officer, Corning Companies

PROPOSAL TWO - RATIFICATION OF APPOINTED DIRECTORS

In connection with the Company’s acquisition of CACB, the Company agreed to appoint two directors of CACB to the Company’s Board. On May 25, 2017, the Board appointed Dennis L. Johnson and Patricia L. Moss, former directors of CACB, as directors of the Company effective on the date the acquisition closed, May 30, 2017. The Board appointed Mr. Johnson and Ms. Moss each to three-year terms to expire in 2020, subject to shareholder approval and ratification.
The following table sets forth certain information regarding the directors whose appointment is subject to shareholder ratification at the annual meeting.

Name and Age	Director Since	Term Expires	Principal Occupation

Dennis L. Johnson, 63	2017	2020	President and Chief Executive Officer, United Heritage Financial Group
Patricia L. Moss, 64	2017	2020	Retired President and Chief Executive Officer, CACB
A majority of votes are needed to ratify the appointment of a director. This means that the two directors whose appointment is subject to ratification must each respectively receive affirmative votes of 50% or more of the votes cast to have their appointment ratified.

The Board recommends a vote “FOR” ratifying the appointment of each of the directors named above.

PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP was appointed by the Audit Committee of the Board as our independent registered public accounting firm for the year ending December 31, 2018. While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, the Audit Committee has requested that the Board of Directors submit the selection of RSM US LLP to our shareholders for ratification as a matter of good corporate governance. No representatives of RSM US LLP are expected to be present at the annual meeting.
Neither the Audit Committee nor the Board of Directors is required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection of RSM US LLP as the selected independent registered public accounting firm, the Audit Committee will consider whether to retain RSM US LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.
Proxies solicited hereby will be voted for the proposal unless a vote against the proposal or abstention is specifically indicated. A majority of the shares entitled to vote and present in person or represented by proxy are needed to ratify the appointment of the independent registered public accounting firm. This means that the appointment of RSM US LLP as the independent registered public accounting firm for the Company will be ratified if the votes cast by shareholders in favor of ratification exceed those votes cast in opposition of ratification.

The Board recommends a vote “FOR” ratifying the appointment of RSM US LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 8, 2018 for (i) each of our directors and director nominees, (ii) each of the executive officers named in the summary compensation table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of a class of our common stock.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission ("SEC"). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Percentage of class beneficially owned as of March 8, 2018 is based on 34,065,645 shares of Class A common stock and 22,641,509 shares of Class B common stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of each class of common stock subject to options held by that person that were exercisable on or within 60 days of March 8, 2018 to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage of Class A common stock ownership of that person, we assumed the conversion of any Class B common stock beneficially owned by such person into Class A common stock on a share-for-share basis.

Certain of our directors, a director nominee, and greater than 5% shareholders, who own collectively and in the aggregate more than 50% of our outstanding common stock, are members of a "group," as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This group is composed of the following individuals and two entities controlled by James R. Scott and Randall I. Scott: James R. Scott, Randall I. Scott, Thomas W. Scott, John M. Heyneman, Jr. and Homer A. Scott, Jr.

Unless otherwise noted below, the address for each director, director nominee, named executive officer and beneficial owner of more than 5% of a class of our common stock listed in the table below is: c/o First Interstate BancSystem, Inc., 401 North 31st Street, Billings, Montana 59101.

(The remainder of this page intentionally left blank)

BENEFICIAL OWNERSHIP TABLE
	Class A Common Stock		Class B Common Stock
	Beneficially Owned		Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number	Percent

Directors and nominees for director
Randall I. Scott(1)	5,431,999	13.8%	5,409,135	23.9%
James R. Scott(2)	4,956,670	12.7	4,890,957	21.6
John M. Heyneman, Jr.(3)	1,675,933	4.7	1,669,893	7.4
Jonathan R. Scott(4)	792,673	2.3	763,895	3.4
William B. Ebzery(5)	168,178	*	4,464	*
Kevin Riley	93,711	*	—	*
Ross E. Leckie(6)	23,659	*	—	*
Charles E. Hart, M.D.(7)	28,680	*	4,464	*
Steven J. Corning(8)	25,390	*	15,208	*
David L. Jahnke	10,513	*	—	*
Theodore H. Williams#	11,570	*	—	*
James R. Scott, Jr.	17,312	*	—	*
Teresa A. Taylor	6,055	*	—	*
Dana L. Crandall	4,100	*	—	*
Patricia L. Moss	8,182	*	—	*
Dennis L. Johnson	1,872	*	—	*
Peter I. Wold	7,800	*	6,884	*

Named executive officers who are not directors
Marcy D. Mutch(9)	22,046	*	—	*
William D. Gottwals	23,320	*	—	*
Stephen W. Yose	11,617	*	—	*
Kirk D. Jensen	11,091	*	—	*

All executive officers and directors as a group (24 persons)	11,710,582	25.9	11,101,209	49.0

5% or greater security holders
First Interstate Bank(10)	7,382,863	18.2	6,556,173	29.0
Dimensional Fund Advisors LP(11)	2,379,533	7.1	—	*
6300 Bee Cave Rd, Building One
Austin, TX 78746
Vanguard Group, Inc.(12)	2,286,441	6.8	—	*
100 Vanguard Blvd.
Malvern, PA 19355
Bank of New York Mellon Corp(13)	2,382,440	7.1	—	*
225 Liberty Street
New York, NY 10286
Homer A. Scott, Jr.	2,313,889	6.4	2,281,496	10.1
Thomas W. Scott(14)	2,274,038	6.3	2,273,538	10.0
Macquarie Group, Limited(15)	1,852,197	5.6	—	*
50 Martin Place
Sydney, NSW 2000 C3 2000

* Less than 1% of the class of common stock outstanding.
# Mr. Williams' tenure as a director will end on March 22, 2018.

(1)
Includes 3,795,676 Class B shares owned beneficially as managing general partner of Nbar5 Limited Partnership, 357,840 Class B shares owned beneficially as general partner of Nbar5 A Limited Partnership, 670,160 Class B shares owned beneficially as acting managing general partner for various Scott family partnerships, 429,180 Class B shares owned beneficially as co-trustee for Scott family members, and 9,648 Class A shares owned through our profit sharing plan.

(2)
Includes 2,127,036 Class B shares owned beneficially as managing partner of J.S. Investments Limited Partnership, 35,240 Class B shares owned beneficially as president of the James R. and Christine M. Scott Family Foundation, 75,852 Class B shares owned beneficially as conservator for a Scott family member, 7,096 Class B shares owned beneficially as trustee for a Scott family member, 322,641 Class B shares and 36,389 Class A shares owned beneficially as a board member of Foundation for Community Vitality, a non-profit organization, and 17,764 Class A shares owned through our profit sharing plan.

(3)
Includes 1,085,792 Class B shares owned beneficially as managing general partner of Towanda Investments, Limited Partnership, 429,180 Class B shares owned beneficially as co-trustee for Scott family members.

(4)	Includes 158,392 Class B shares owned beneficially as trustee for Scott family members, 4,916 Class B shares issuable under stock options and 9,995 Class A shares issuable under stock options.

(5)	Includes 29,000 Class A shares owned through a family limited partnership, and 13,081 Class A shares issuable under stock options.

(6)	Includes 1,632 Class A shares issuable under stock options.

(7)	Includes 4,186 Class A shares issuable under stock options.

(8)	Includes 4,464 Class B shares issuable under stock options and 1,972 Class A shares issuable under stock options.

(9)	Includes 164 Class A shares owned through our profit sharing plan.

(10)
Includes 774,230 Class A shares that may be deemed to be beneficially owned as trustee of our profit sharing plan, 30,066 Class A shares that may be deemed to be beneficially owned as trustee for Scott family members and 6,556,173 Class B shares that may be deemed to be beneficially owned as trustee for Scott family members. Shares owned beneficially by First Interstate Bank, as trustee, may also be beneficially owned by participants in our profit sharing plan and certain Scott family members.

(11)
Based solely on a Schedule 13G/A filed with the SEC on February 9, 2018 and prepared as of December 31, 2017. Dimensional Fund Advisors LP, an investment advisor, serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over our Class A shares owned by the Funds, and may be deemed to be the beneficial owner of the Class A shares held by the Funds. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Class A shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of our Class A shares.

(12)
Based solely on a Schedule 13G/A filed with the SEC on February 7, 2018. Includes: (1) 24,995 shares of First Interstate common stock held by Vanguard Fiduciary Trust Company a wholly-owned subsidiary of the Vanguard Group Inc. As a result of its serving as an investment manager of collective trust accounts; and (2) 3,419 shares of First Interstate common stock by Vanguard Investments LTD., a wholly-owned subsidiary of the Vanguard Group, Inc. as a result of its serving as an investment manager of Australian investment offerings.

(13)
Based solely on a Schedule 13G filed with the SEC on February 7, 2018. The Bank of New York Mellon Corporation reports sole voting power over 2,177,207 shares and sole and shared dispositive power over 2,091,535 shares and 287,141 shares, respectively.  Each of BNY Mellon IHC, LLC and MBC Investments Corporation reports sole voting power over 1,971,008 shares and sole and shared dispositive power over 1,885,329 shares and 287,141 shares, respectively. All of the securities are reported as beneficially owned by The Bank of New York Mellon Corporation and its direct or indirect subsidiaries in their various fiduciary capacities.

(14)	Includes 222,528 Class B shares owned beneficially as owner of IXL Ranch, LLC.

(15)
Based solely on a Schedule 13G filed with the SEC on February 14, 2018. Macquarie Group Limited and Macquarie Bank Limited both report beneficial ownership over these shares because of their ownership in the following two entities but no voting or dispositive power over such shares, and Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust both report sole voting and dispositive power over 1,846,572 of such shares.

Directors and Executive Officers

The following table sets forth information concerning each of our directors, director nominees and executive officers.

Name	Age	Position

James R. Scott	68	Chair of the Board
David L. Jahnke	64	Director
Steven J. Corning	65	Director
Dana L. Crandall	53	Director
William B. Ebzery	68	Director
Philip Gaglia	54	Executive Vice President and Chief Risk Officer
Kevin J. Guenthner(1)	54	Senior Vice President and Chief Information Officer
Charles E. Hart, M.D.	68	Director
John M. Heyneman, Jr.	51	Director Nominee
Jodi D. Hubbell	52	Executive Vice President and Chief Operating Officer
Kirk D. Jensen	47	Executive Vice President and General Counsel
Dennis L. Johnson	63	Director
Ross E. Leckie	60	Director
Patricia L. Moss	64	Director
Marcy D. Mutch	58	Executive Vice President and Chief Financial Officer
Renee L. Newman	48	Executive Vice President and Chief Banking Officer
Kevin P. Riley	58	President, Chief Executive Officer and Director
Randall I. Scott	64	Director
Jonathan R. Scott	43	Director
James R. Scott, Jr.	40	Director
Teresa A. Taylor	54	Director
Peter I. Wold	70	Director
(1) Mr. Guenthner announced his resignation, effective March 23, 2018.

Business Biographies

James R. Scott
James R. Scott has been a director of ours since 1971, the chair of the Board since January 2016, the executive vice chair of the Board from 2012 to January 2016, and the vice chair of the Board from 1990 to 2012.  Mr. Scott has served as a director of First Interstate Bank since 2007, serving as chair since 2011. Mr. Scott is managing partner of J.S. Investments, vice president of the Foundation for Community Vitality, board member of First Interstate BancSystem Foundation and lifetime trustee at Fountain Valley School of Colorado. Mr. Scott also served as chair of the Padlock Ranch Corporation from 1999 to 2017, chair of Homer A. and Mildred S. Scott Foundation from 1990 to 2006 and chair of Scott Family Services, Inc. from 2003 to 2012. Mr. Scott is the father of James R. Scott, Jr. and the uncle of John M. Heyneman, Jr., Jonathan R. Scott and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following: Mr. Scott has significant executive management, business and corporate governance experience as a result of his years of service to the Company and other family-related businesses.  Mr. Scott has extensive knowledge of key issues, dynamics and trends affecting the Company, its business and the banking industry in general.  He also has extensive knowledge of the Company’s unique challenges, regulatory environment, and history.  Mr. Scott serves as chair of the executive committee.

David L. Jahnke
David L. Jahnke has been a director of ours since September 2011.  In 2010, Mr. Jahnke completed a 35-year career as a partner of KPMG with a focus on global clients, especially in the financial services industry.  He currently serves as a director and chairman of the audit committee to Swiss Re America Holding Corporation and its primary related US operating companies.  Mr. Jahnke also serves as a director, chair of the audit committee, and member of the compensation committee to Schnitzer Steel Industries, Inc., a NASDAQ-listed company.

The qualifications of Mr. Jahnke identified by the Board include the following: Mr. Jahnke has significant experience in the accounting, auditing and financial service industries, both nationally and internationally. Mr. Jahnke has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general. He has extensive knowledge regarding fiduciary obligations, insurance and other legal requirements and duties of a public company. Mr. Jahnke qualifies as an independent director, is a financial expert, serves as chair of the audit committee, and is a member of the risk committee. Mr. Jahnke also serves as lead independent director.

Steven J. Corning
Steven J. Corning has been a director of ours since 2008.  Mr. Corning has served as president and chief executive officer of Corning Companies, a real estate development firm, and has also been the president and broker/owner of Corning Companies Commercial Real Estate Services since 1979.  Mr. Corning received his Bachelor of Arts degree in American Government, Cum Laude, from Harvard University.

The qualifications of Mr. Corning identified by the Board include the following:  Mr. Corning has significant executive management, business ownership and entrepreneurial experience as a result of his years in the real estate development industry, which gives him a unique perspective as to real estate and property trends. Mr. Corning has extensive knowledge in key issues, dynamics and trends that affect the Company, including real estate, real estate development, asset management, investment consulting, and the health care industry. Mr. Corning qualifies as an independent director, and serves as chair of the credit committee.

Dana L. Crandall
Dana L. Crandall has been a director of ours since 2014.  Ms. Crandall has over 25 years of experience in executive management and global operations.  She has been vice president - service delivery of Comcast, a public company with more than 120,000 employees, since December 2013.  Prior to that, Ms. Crandall was a managing director and chief information officer of British Telecom from 2009 to 2013, Vice President - Network Strategy and Call Center Operations at Qwest Communications from 2005 to 2009, and served in various other executive-level positions with Qwest Communications from 1992 to 2005.  Ms. Crandall received her Bachelor of Science degree in Electrical Engineering from the University of Denver in 1987 and her Master in Business Administration degree from Northwestern University - Kellogg School of Management in 2001.

The qualifications of Ms. Crandall identified by the Board include the following:  Ms. Crandall has significant knowledge in strategic planning, technology development and operations management.  She also has knowledge on the fiduciary obligations, governance, operations practices and other requirements and duties of a public company.  Ms. Crandall qualifies as an independent director and serves as chair of the technology committee.

William B. Ebzery
William B. Ebzery has been a director of ours since 2001.  Mr. Ebzery is a certified public accountant (retired) and registered investment advisor.  Mr. Ebzery has been the owner of Cypress Capital Management, LLC since 2004.  Prior to Cypress Capital Management, LLC, Mr. Ebzery was a partner in the certified public accounting firm of Pradere, Ebzery, Mohatt & Rinaldo from 1975 to 2004.  Mr. Ebzery received his Bachelor of Science degree in Accounting from the University of Wyoming.

The qualifications of Mr. Ebzery identified by the Board include the following:  Mr. Ebzery has significant experience in business ownership, accounting, auditing and financial services as a result of his years in the private sector. Mr. Ebzery has significant knowledge of key issues, dynamics and trends that affect the Company. Mr. Ebzery qualifies as an independent director.

Philip G. Gaglia
Philip G. Gaglia has been an executive vice president of First Interstate since 2018, and chief risk officer of First Interstate since 2012. Prior to his current position, Mr. Gaglia served as senior vice president since 2009, vice president and general auditor of First Interstate Bank from 2003 to 2010, and in various internal audit positions from 1989 to 2003. Mr. Gaglia has a Bachelor of Science degree in Business with a Management option from Montana State University - Billings in Billings, Montana and is a graduate of the Pacific Coast Banking School.

Kevin J. Guenthner
Kevin J. Guenthner has been our senior vice president and chief information officer since March 2003. In addition, Mr. Guenthner has served on the board of First Interstate Bank since March 2012.  Prior to his current position, Mr. Guenthner served as our vice president and general auditor from September 1996 to March 2003, and in various internal audit positions from January 1991 to September 1996.  Prior to employment with us, Mr. Guenthner was employed as a bank examiner for the State of Montana from January 1989 to January 1991.  Mr. Guenthner has a Bachelor of Science degree in Business with an Accounting option from Montana State University and is an honors graduate of the Pacific Coast Banking School.

Charles E. Hart, M.D.
Charles E. Hart, M.D., M.S. has been a director of ours since 2008.  Dr. Hart serves on the 340B Health Board as well as the South Dakota Community Foundation Board where he is Chairman of the Audit Committee and a member of the Investment Committee. Previously, Dr. Hart served as president and chief executive officer of Regional Health, Inc., a not-for-profit healthcare system serving western South Dakota and eastern Wyoming from 2003 to 2015.  Dr. Hart served as a director, board vice-chairman and chairman of the governance committee of the board of directors of Premier Inc., a healthcare purchasing organization listed on the NASDAQ exchange, and past chairman of the board and board member of Safety Net Hospitals for Pharmaceutical Access. Dr. Hart received his Bachelor of Science degree in Pre-professional Studies from the University of Notre Dame, his Doctor of Medicine degree from the University of Minnesota, and his Masters of Science in Administrative & Preventative Medicine from the University of Wisconsin.

The qualifications of Dr. Hart identified by the Board include the following:  In addition to his understanding of community needs in the practice of medicine, Dr. Hart has significant experience in executive management and business as a result of years of administrative service in the healthcare industry as well as service on other community boards.  Dr. Hart has extensive knowledge in key issues, dynamics and trends that affect the Company and understands the economies of our region and communities the Company serves. Dr. Hart brings geographic diversity to the Board.  Dr. Hart qualifies as an independent director and serves as chair of the governance & nominations committee.

John M. Heyneman, Jr.
John M. Heyneman, Jr. was previously a director of ours from 1998 to 2004 and from 2010 to 2016.  Mr. Heyneman is based in Sheridan, Wyoming as the executive director for the Plank Stewardship Initiative, a nonprofit organization providing technical solutions to ranchers in the Northern Great Plains. Additionally, Mr. Heyneman is Chairman of the Padlock Ranch, a diversified cow-calf, farm and feedlot operation based in Dayton, Wyoming. Mr. Heyneman contracted with the North Main Association, a private non-profit organization focused on economic development and business recruitment in Sheridan, Wyoming from February of 2013 to December of 2015. From November 2009 to November 2012, Mr. Heyneman served as the Wyoming project manager for Sonoran Institute, a non-profit organization based in Tucson, Arizona. From 2005 to November 2009, Mr. Heyneman served as the general manager of North Rim Ranch, LLC, a large cattle ranch in northern Arizona and southern Utah. Prior to this position, from 1998 to 2005, Mr. Heyneman served as an assistant manager at Padlock Ranch, in Dayton, Wyoming.  Mr. Heyneman received a Master of Science Degree from Montana State University, Bozeman, and a Bachelor of Arts degree in American Studies from Carleton College. Mr. Heyneman is an N.A.C.D Leadership Fellow. Mr. Heyneman is the nephew of James R. Scott and the cousin of Jonathan R. Scott, James R. Scott, Jr., and Randall I. Scott. Mr. Heyneman was recommended for Board service by the Scott family council.

The qualifications of Mr. Heyneman identified by the Board include the following:  Mr. Heyneman brings to the Board executive management and business experience from the agriculture industry.  Mr. Heyneman understands the economies of the region and communities the Company serves.  Mr. Heyneman also possesses knowledge of the Company’s unique challenges, regulatory environment and history as a result of his years of service to the Company.

Jodi Delahunt Hubbell
Jodi Delahunt Hubbell has been the Company’s Chief Operating Officer since 2018 and Executive Vice President and Chief Banking Officer - West from 2017 to 2018. Ms. Delahunt Hubbell has over 30 years of diverse banking experience, including executive leadership roles in retail, small business, commercial, finance, and risk management. Prior to her employment with the Company, Ms. Delahunt Hubbell was Executive Vice President and Director, Risk Management at Zions Bancorporation in Salt Lake City. Beginning her banking career in 1987 as a management trainee in Portland, Oregon, the vast majority of her extensive experience has been in the western U.S., with banks such as The Commerce Bank of Oregon, Zions Bancorporation, U.S. Bancorp, and Centennial Bank. Ms. Delahunt Hubbell earned a bachelor’s degree in Business Administration from the University of Portland, received a Human Resource Management Certificate from Villanova University, and completed Wharton’s RMA Advanced Risk Management program in 2016.

Kirk D. Jensen
Kirk D. Jensen has been executive vice president and general counsel of First Interstate since January 2017, and senior vice president and general counsel from 2016 to 2017. Prior to his employment with First Interstate, Mr. Jensen was a partner with the law firm BuckleySandler LLP in Washington, D.C., from 2009 to 2015, and practiced law with firms in Washington, D.C. since 2001. Mr. Jensen clerked for the Honorable Deanell Reece Tacha, Chief Judge of the United States Court of Appeals for the Tenth Circuit, from 2000 to 2001. He earned his Juris Doctor degree from Duke University School of Law in Durham, North Carolina, and his Bachelor of Arts degree in Classical Studies from Brigham Young University in Provo, Utah.

Dennis L. Johnson
Dennis L. Johnson has been a director of ours since May 2017. Mr. Johnson has been president and chief executive officer of United Heritage Mutual Holding Company since 2001, and United Heritage Financial Group and United Heritage Life Insurance Company, which are insurance, annuity, and financial products companies, since 1999. Mr. Johnson served as president and chief executive officer of United Heritage Financial Services, a broker-dealer, from 1994 to 1998 and served as general counsel of United Heritage Mutual Holding Company and certain of its affiliates from 1983 to 1999. Mr. Johnson is a former trustee of the Public Employees Retirement System of Idaho and currently serves on the Idaho State Treasurer’s Investment Advisory Board. Mr. Johnson also sits on the Board of Directors of IDACORP, Inc. and Idaho Power Company.

The qualifications of Mr. Johnson by the Board include the following: Mr. Johnson has financial, risk management, and legal experience acquired through his extensive work experience at insurance companies and as general counsel of United Heritage. Mr. Johnson also has knowledge of economics and finance and experience with employee benefits and auditing matters. Mr. Johnson’s long-standing ties to our footprint also provide an important connection to our service area and allow him to offer insight into local, state, and regional issues where we conduct business. Mr. Johnson qualifies as a financial expert, is an independent director, and is a member of the credit committee and audit committee.

Ross E. Leckie
Ross E. Leckie has been a director of ours since May 2009. In October 2008, Mr. Leckie completed a 27-year career as a partner with KPMG.  During that time, his focus was on public companies of financial services clients. Commencing in 2000, Mr. Leckie was based in Frankfurt, Germany, ultimately serving as KPMG's global lead partner for a global investment/universal bank and as a senior technical and quality review partner for a global investment/universal bank based in Zurich, Switzerland.  After retiring from KPMG, Mr. Leckie continued to provide advisory services on a selective basis for global and domestic financial services companies including Allianz, a global financial services group based in Munich, Germany. In 2011, he joined Allianz in Munich full time, taking on consultative and quality assurance roles in the office of the Chief Financial Officer. After returning to the U.S. in late 2013, he has continued to serve Allianz in Munich on a part-time basis. Additionally, in 2012 and 2013, Mr. Leckie served as Deputy-Chair of the board and audit committee chair of Allianz Bank Bulgaria.

The qualifications of Mr. Leckie identified by the Board include the following:  Mr. Leckie has significant experience in the accounting, auditing and financial services industries, both nationally and internationally.  Mr. Leckie has extensive knowledge in the key issues, dynamics and trends affecting the Company, its business and the banking industry in general.  Mr. Leckie has extensive knowledge regarding fiduciary obligations and other legal requirements and duties of a public company. Mr. Leckie qualifies as a financial expert, is an independent director, serves as chair of the risk committee, and is a member of the credit committee, executive committee, and audit committee.

Patricia L. Moss
Patricia L. Moss has been a director of ours since May 2017.  Ms. Moss served as chief executive officer of Bank of the Cascades and president and chief executive officer of Cascade from 1998 to 2012. She currently serves as a director of MDU Resources, Inc., the Oregon Growth Board and the Aquila Tax Free Trust of Oregon. Ms. Moss is a former board member of Clear One Health Plans and has served on various community boards, including Central Oregon Community College, Oregon State University Cascades Campus, and St. Charles Medical Center. Ms. Moss also serves as chairman of the Bank of the Cascades Foundation.

The qualifications of Ms. Moss by the Board include the following: Ms. Moss has business experience and knowledge of the Pacific Northwest economy and state, local, and region issues. Ms. Moss has experience in finance and banking, as well as experience in business development through her work at Cascade Bancorp and Bank of the Cascades, and on the Oregon Investment Fund Advisory Council, the Oregon Business Council, and the Oregon Growth Board. Ms. Moss also has experience as a certified senior professional in human resources. Ms. Moss qualifies as an independent director and serves on the compensation committee, the governance & nominating committee, and the executive committee.

Marcy D. Mutch
Marcy D. Mutch has been our executive vice president and chief financial officer since September 2015. Prior to her appointment as our chief financial officer, Ms. Mutch served as a senior vice president from December 2014 through September 2015 and vice president of corporate tax, with various other duties, from October 2006 through December 2014. Ms. Mutch has also served as our investor relations officer since we became publicly traded in March 2010. Prior to her employment with us, Ms. Mutch served in tax and finance positions with Citizens Development Company, a bank holding company, from 2000 to 2006, and as tax manager for Eide Bailly LLP from 1981 to mid-2000. Ms. Mutch received her Bachelor of Science degree in Business Administration from Montana State University-Billings in Billings, Montana and is a certified public accountant.

Renee L. Newman
Renee Newman has been the Company’s executive vice president and chief banking officer since February 2018. Ms. Newman joined First Interstate in October of 2017 to lead Wealth Management and Client Experience. In February of 2018, the Board appointed her to the role of chief banking officer, in which she is responsible for all client-facing channels, including the branch network, the contact center, the client experience, wealth management, and marketing and communications. Ms. Newman has over 25 years of diverse banking experience, including significant experience in commercial, retail, and wealth management. Her experience spans community, regional, and large financial institutions, including Beneficial State Bank, Umpqua, and Wells Fargo.  Prior to her employment with the Company, Ms. Newman served as an executive at Beneficial State Bank in Portland, Oregon, where she oversaw community banking and cash management services. Ms. Newman is a graduate of Oregon State University and Pacific Coast Banking School.

Kevin P. Riley
Kevin P. Riley has been our president and chief executive officer since September 2015, and served as our executive vice president and chief financial officer from July 2013 through September 2015. Mr. Riley has also served as a director of First Interstate Bank since August 2013. Prior to working with us, Mr. Riley served as executive vice president and chief financial officer of Berkshire Hills Bancorp in Massachusetts since 2007, and served in various executive-level positions with KeyCorp since 1986. Mr. Riley earned his Bachelor of Science degree in Business Administration from Northeastern University in Boston, Massachusetts. Mr. Riley is a certified public accountant.

The qualifications of Mr. Riley identified by the Board include the following: Mr. Riley has extensive knowledge of key issues, dynamics and trends affecting the Company, its business, and the banking industry in general. Mr. Riley also provides strategic insight and direction to the Company.

Randall I. Scott
Randall I. Scott has been a director of ours since 2012.  Mr. Scott was previously a director of ours from 1993 to 2002 and from 2003 to 2011.  Mr. Scott is a certified financial planner and has been the managing general partner of Nbar5 Limited Partnership since 1994.  In addition, Mr. Scott has served as a director of First Interstate BancSystem Foundation since 1999, serving as chairman since 2006.  Mr. Scott is also chair of Scott Family Services, Inc. and served as vice chair from 2003 to 2011.  Previously, Mr. Scott worked in various capacities of the Company over a period of twenty years including as a branch manager of our Colstrip branch from 1983 to 1985, as a trust officer of First Interstate Bank from 1991 through 1996, and as a consultant from 1996 through 1998.  Mr. Scott received his Bachelor of Science degree in Business from Rocky Mountain College.  Mr. Scott is the nephew of James R. Scott, and the cousin of James R. Scott, Jr., John M. Heyneman, Jr., and Jonathan R. Scott.  Mr. Scott was recommended for Board membership by the Scott family council.

The qualifications of Mr. Scott identified by the Board include the following:  Mr. Scott has significant executive management and business experience in the financial planning, banking, and non-profit industries.  Mr. Scott also has extensive knowledge of the Company’s unique challenges, regulatory environment, and history as a result of his years of service to the Company.

Jonathan R. Scott
Jonathan R. Scott has been a director of ours since 2013.  Mr. Scott was previously a director of ours from 2006 to 2011.  Mr. Scott currently serves as President of our Jackson branch and has since 2011.  Prior to that appointment, Mr. Scott served in various management and other positions within our company, including serving as community development officer of First Interstate Bank from 2008 to 2011, president of FIB CT, LLC, dba Crytech, a related non-bank subsidiary of ours, from 2004 to 2008, and an employee of our Financial Services and Marketing Divisions from 1998 to 2004.  Mr. Scott received his Bachelor of Science degree in Economics from the University of Montana.  Mr. Scott is the nephew of James R. Scott, and the cousin of James R. Scott, Jr., John M. Heyneman, Jr., and Randall I. Scott.

The qualifications of Mr. Scott identified by the Board include the following:  Mr. Scott has a history of achievement in management positions as a result of his years of service to the Company.  Mr. Scott has extensive knowledge of the Company’s unique challenges, regulatory environment and history.  Mr. Scott was recommended for Board membership by the Scott family council.

James R. Scott, Jr.
James R. Scott, Jr. has been a director of ours since May 2015. Mr. Scott has served as a commercial loan manager in Ashland, OR since 2017. Prior to his appointment as commercial loan manager, Mr. Scott was a vice president in the Missoula Commercial Banking group.  From 2010 to 2014, Mr. Scott was an analyst in commercial banking with Citywide Banks of Denver, Colorado.  Mr. Scott earned a Bachelor of Science degree in Business Administration from the University of Colorado-Leeds School of Business, as well as a MBA and Masters of Science in Finance from the University of Denver-Daniels College of Business. Mr. Scott is the son of James R. Scott, and the cousin of Jonathan R. Scott, John M. Heyneman, Jr. and Randall I. Scott. Mr. Scott was recommended for Board membership by the Scott family council.
The qualifications of Mr. Scott identified by the Board include the following:  Mr. Scott has significant banking experience as a result of his years of service to the Company and other family-related businesses.  Mr. Scott also possesses knowledge of the Company’s unique challenges, regulatory environment, and history. Mr. Scott has significant knowledge in key issues, dynamics and trends that affect the Company.

Teresa A. Taylor
Teresa A. Taylor has been a director of ours since January 2012.  Ms. Taylor has more than 28 years of experience in technology, media and the telecom sector.  Ms. Taylor is the owner of Blue Valley Advisors, LLC, and has served as Blue Valley Advisor’s chief executive officer since May 2012.  Ms. Taylor also serves as a director of Columbia Pipeline Group, Inc. and T-Mobile USA.  From 1988 to 2011, Ms. Taylor worked for Qwest Communications in Denver, Colorado, where she most recently served as chief operating officer, leading daily operations and a senior management team responsible for 30,000 employees in field support, technical development, sales, marketing, customer support, and IT systems.  Previous positions at Qwest include executive vice president - Business Marketing Group, executive vice president and chief administrative officer - executive vice president Wholesale Markets and executive vice president - Product and Pricing.  Ms. Taylor received a Bachelor of Science degree from the University of Wisconsin-LaCrosse.

The qualifications of Ms. Taylor identified by the Board include the following:  Ms. Taylor has extensive knowledge in strategic planning and execution, technology development, human resources, union labor relations, and corporate communications.  She also has extensive knowledge on the fiduciary obligations, governance and compensation practices and other requirements, and duties of a public company.  Ms. Taylor qualifies as an independent director, serves as chair of the compensation committee, and is a member of the governance & nominating committee and executive committee.

Peter I. Wold
Peter I. Wold has been a director of ours since December 2016.  Mr. Wold brings experience and knowledge in several industries integral to the economies throughout the Registrant's operational footprint, including oil and gas, coal, industrial minerals and cattle ranching. Mr. Wold has been the president of Wold Oil Properties, LLC, an exploration and production company with primary operations in the Rocky Mountain states, since 1993, and president of Wold Energy Partners, LLC, since 2013. Mr. Wold is also the managing partner of a cattle ranch located in Wyoming. Mr. Wold was a director and chairman of the Denver, Colorado branch of the Federal Reserve Bank of Kansas City from 1993 through 1999, commissioner and chairman of the Wyoming Enhanced Oil Recovery Institute from 2003 through 2012, director of the New York board of Oppenheimer Fund, Inc., a mutual fund company, from 2002 through 2015, a director of Arch Coal Inc. from 2010 through 2016, and a director of American Talc Company from 2000-2017. Mr. Wold qualifies as an independent director and serves on the audit committee and credit committee.

The qualifications of Mr. Wold identified by the Board include the following: Mr. Wold has significant knowledge in the oil and gas industries as a result of his years in those industries, which gives him a unique perspective as to trends in the energy field. Mr. Wold also has extensive knowledge regarding ranching and finance as a result of his years of experience in those industries, which are highly relevant areas of expertise in our markets and business focus. Mr. Wold also has an understanding of the region and communities the Company serves. Mr. Wold is an independent director.

CORPORATE GOVERNANCE

Our Board of Directors is accountable to our shareholders to build long-term financial performance and value and to ensure that we operate consistently with Company values and strategic vision. The Board’s responsibilities include:

☑	Identifying organizational values and vision;	☑	Ensuring prudence and adherence to ethical practices;
☑	Hiring and evaluating our Chief Executive Officer;	☑	Ensuring compliance with federal and state law;
☑	Providing oversight and counsel to management regarding strategic direction;	☑	Ensuring that full and fair disclosure is provided to shareholders, regulators, and other constituents;
☑	Ensuring management succession;	☑	Overseeing risk management; and
☑	Monitoring our performance against established criteria;	☑	Renewing and approving policies for Company operations.

Board Structure and Composition

The size of our Board must be at least five and not more than eighteen, in accordance with our bylaws. We currently have sixteen directors divided into three groups with staggered three-year terms.

The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our governance standards, however, require the Board’s Governance & Nominating Committee to review the qualifications of candidates to the Board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including a candidate’s reputation for integrity in the business community; diversity among the existing Board members; specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry and whether the candidate has served in policy-making roles in business, government, education, or other areas that are relevant to the Company’s regional activities; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

Controlled Company Exemptions

We qualify as a "controlled company" under the NASDAQ Marketplace Rules because members of the Scott family control in excess of 73.6% of the voting power of our outstanding common stock. As a "controlled company," we are eligible for certain exemptions from the NASDAQ corporate governance requirements. Specifically, we are not required to have a majority of independent directors or a compensation or nominating committee composed entirely of independent directors.

Director Independence

The Board evaluates the independence of each director, including nominees for election to the Board, in accordance with applicable laws and regulations, the NASDAQ Marketplace Rules, and our corporate governance guidelines. As a "controlled company" under the NASDAQ Marketplace Rules, we are exempt from the requirement to have a majority of independent directors on our Board. However, our governance guidelines require that a majority of our board members meet director independence standards under the NASDAQ Marketplace Rules. All members of our Audit Committee are also independent directors as defined in applicable law.

The Board has determined that the following eleven directors are independent in accordance with such standards:

Charles E. Hart, M.D.	Patricia L. Moss	Teresa A. Taylor
Dana L. Crandall	Peter I Wold	Theodore H. Williams
David L. Jahnke	Ross E. Leckie	William B. Ebzery
Dennis L. Johnson	Steven J. Corning

The Board considers all relevant facts and circumstances in determining independence, including, among other things, making an affirmative determination that the director has no material relationship with the Company directly or as an officer, shareholder, or partner of an organization that has a material relationship with the Company. In its determination of independence, the Board considered that the Company conducts banking and credit transactions in the ordinary course of business with certain independent directors. See “Certain Relationships and Related Transactions" below. The Company employs, in non-executive roles, family members of certain directors. None of these transactions or relationships were deemed by the Board to impair the independence of any of these directors.

Separate Chairman and Chief Executive Officer Roles

Our Board has chosen to separate the roles of Chair of the Board and Chief Executive Officer, and it has appointed James R. Scott as Chair of the Board. We believe that separating the roles of Chief Executive Officer and Chair of the Board best serves the current needs of our Company and our shareholders. Our Chair manages the overall Board function, and his current responsibilities include presiding at meetings of the Board; establishing the agenda for each Board meeting in consultation with the lead independent director, our Chief Executive Officer and other senior management as appropriate; helping to establish, coordinate and review the criteria and methods for evaluating, at least annually, the effectiveness of the Board and its committees; and exercising such other powers and duties as set forth in our bylaws and as may from time to time be assigned to him by the Board. The separation allows Mr. Scott to focus on management of Board matters and allows our Chief Executive Officer to focus on the general supervision, direction, and control of our business affairs, and ensure that all orders and resolutions of the Board are implemented. Additionally, we believe the separation of roles ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing our Chief Executive Officer's performance.

Lead Independent Director

The lead independent director, a position currently held by David L. Jahnke, serves as a liaison between the Chair, management and independent directors as well as between the Scott family and independent directors; calls and presides over meetings of the independent directors no less than semi-annually and more often as appropriate; and, if requested by major shareholders or Scott family members, is available for consultation and direct communication.

Board Meetings and Attendance

Directors are expected to attend all meetings of the Board and each committee on which they serve, as well as our Annual Meeting of Shareholders. In 2017, our Board, as then constituted, met six times, with each serving director who served for the entire year attending at least 75% of the total number of meetings of the Board. All of our continuing directors attended our 2017 Annual Meeting of Shareholders with the exception of Patricia L. Moss and Dennis L. Johnson who were not yet appointed to the Board.

Director Nomination, Selection and Qualifications

The Governance & Nominating Committee is responsible for identifying and evaluating director nominees and recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. When formulating its recommendations for director nominees, the Governance & Nominating Committee considers recommendations offered by our Chief Executive Officer, our shareholders, and any outside advisors the Governance & Nominating Committee may retain. The Scott family, through a family council, recommends Scott family members to the Governance & Nominating Committee for consideration as candidates for Board membership. All current year nominees, with the exception of John M. Heyneman, Jr., are standing for re-election to the board. John M. Heyneman, Jr. was recommended for Board membership by the Scott family council. All candidates for Board membership, including those recommended by the Scott family council, are evaluated by the Governance & Nominating Committee on the basis of broad experience, financial acumen, professional and personal accomplishments, educational background, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to board duties. The qualifications, attributes, and skills of each nominee, together with their business experience, led to the conclusion that each nominee is qualified to serve as a director of the Company.

The Scott family does not approve candidates for board membership prior to their nomination by the Governance & Nominating Committee and there are no arrangements or understandings between any candidate and the Scott family that require disclosure pursuant to Item 401(a) of Regulation S-K.

We do not have a formal policy concerning shareholder recommendations of candidates for Board membership. The Board views that such a formal policy is not necessary given the procedures described above and our willingness to consider candidates recommended by shareholders. Shareholders may recommend candidates by writing to our corporate secretary at our headquarters, 401 N. 31st Street, Billings, Montana 59101, giving the candidate’s name, contact information, biographical data and qualifications. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. See “Shareholder Proposals” and "Shareholder Communications with the Board" contained herein.

Board Committees and Related Matters

The Board of Directors has seven standing committees: Governance & Nominating, Compensation, Audit, Credit, Executive, Technology, and Risk. In addition to these committees, our Chair of the Board may from time to time designate and appoint, on a temporary basis, one or more directors to assist in the form of a limited or special assignment in the performance or discharge of any powers and duties of the Board or any committee thereof.

The Board makes committee and committee chair assignments annually at its meeting immediately following the Annual Meeting of Shareholders, although further changes may be made from time to time as deemed appropriate by the Board. As a result, the full year 2017 committee membership and meeting information provided below includes information regarding the composition and activities of each of the committees and their members both before and after the annual and other committee realignment determinations effected by the Board. Each committee has a Board-approved charter, which is reviewed annually by the respective committee. Recommended changes, if any, are submitted to the Board for approval. Each committee may retain and compensate consultants or other advisors as necessary for it to carry out its duties. A copy of the charters for each standing committee can be found on the Company's website at www.FIBK.com by selecting "Governance Documents."

Governance & Nominating Committee

Chair: Charles E. Hart, M.D.
Additional Members: James R. Scott, James R. Scott Jr., Patricia L. Moss, Randall I. Scott, Teresa A. Taylor, David L. Jahnke
Meetings Held in 2017: 4
Independence: Dr. Hart, Ms. Taylor, Mr. Jahnke, and Ms. Moss are independent under applicable NASDAQ Marketplace Rules

The Governance & Nominating Committee has primary responsibility for oversight of the Company's corporate governance needs and assists the Board with the process of identifying, evaluating, and nominating candidates for membership to our Board. In addition, the Governance & Nominating Committee evaluates the performance of our Chair and oversees the functions and needs of the Board and its committees, including overseeing the orientation and development of Board members, evaluating the effectiveness of the Board, each committee, and the respective performance of each Board member, evaluating services provided to and communications with shareholders, and reviewing and approving related party transactions. The Governance & Nominating Committee also reviews each committee's annual objectives. The objectives of all committees are discussed in a meeting of the Chair, and lead independent director of the Board, and the committee chairmen to increase the efficiency of the work of the Board and the committees. Each serving committee member attended at least 75% of the meetings during the period of the director's membership with the exception of Ms. Moss, who was unable to attend the one meeting held while she was a member.

Compensation Committee

Chair: Teresa A. Taylor
Additional Members: Steven J. Corning, David L. Jahnke, Patricia L. Moss, and Randall I. Scott
Meetings Held in 2017: 7
Independence: Ms. Taylor, Mr. Jahnke, Ms. Moss, and Mr. Corning are independent under applicable NASDAQ Marketplace Rules
Compensation Committee Interlock and Insider Participation: No members of the Compensation Committee who served during 2017 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers or had any relationship otherwise requiring disclosure as a compensation committee interlock.

The Compensation Committee has overall responsibility for reviewing and approving corporate goals relevant to compensation for executive officers and evaluating the effectiveness of our compensation practices in achieving our strategic objectives, encouraging behaviors consistent with our values, and aligning performance objectives consistent with our vision. The Compensation Committee evaluates the performance of our Chief Executive Officer, approves the compensation of our executive officers, including the Chief Executive Officer, and oversees succession planning for our executive officers. The Compensation

Committee is also responsible for granting awards under the Company's equity and incentive compensation plans and reviewing the financial performance and operation of compensation programs affecting the Company's employees generally. In addition, the Compensation Committee recommends compensation for Board members. Each serving committee member attended at least 75% of the meetings during the period of the director's membership, with the exception of Ms. Moss, who was unable to attend one of two meetings held while she was a member.

The Compensation Committee is required to have at least two members (collectively the "Outside Members") who qualify as either a non-employee director as that term is defined for purposes of Rule 16b-3 under the Exchange Act, or an outside director as that term is defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). All awards granted to the Company's officers who are subject to Section 16 of the Exchange Act ("Section 16 Officers") that were intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, unless otherwise determined by the Compensation Committee, were approved by the Outside Members. The Compensation Committee has delegated authority to our Chief Executive Officer to make awards to employees who are not Section 16 Officers.

Compensation Consultant. The Compensation Committee has retained the services of Pearl Meyer & Partners, ("PM&P"), a compensation consulting firm, to assist with its executive compensation review and to provide competitive market data. A consultant from PM&P generally attends the Compensation Committee meetings at which executive officer compensation is discussed and provides information, research and analysis pertaining to executive compensation and updates on market trends as requested by the Compensation Committee.

In connection with its engagement of PM&P, the Compensation Committee considered various factors bearing upon PM&P's independence including, but not limited to, the amount of fees received by PM&P from the Company, PM&P's policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact PM&P's independence. After reviewing these and other factors, the Compensation Committee determined that PM&P was independent and that its engagement did not present any conflicts of interest. PM&P does not provide executive compensation services to the Company.

The Compensation Committee sets compensation levels based on the skills, experience, and achievements of each executive officer, taking into account market analysis and input provided by PM&P and the compensation recommendations of our Chief Executive Officer, except with respect to his own position. The Compensation Committee believes that input from both PM&P and our Chief Executive Officer provides useful information and points of view to assist the Compensation Committee in determining the appropriate compensation.

Audit Committee

Chair: David H. Jahnke
Additional Members: Dana L. Crandall, Dennis L. Johnson, Peter I. Wold, David H. Crum, Ross E. Leckie, and Theodore H. Williams
Meetings Held in 2017: 10
Independence: Each member of the Audit Committee is independent under applicable law and NASDAQ Marketplace Rules
Audit Committee Financial Literacy and Expertise: Our Board has determined that David L. Jahnke, Ross E. Leckie, and Dennis L. Johnson qualify as “audit committee financial experts,” as that term is defined in applicable law and and each of the Audit Committee members have the requisite financial literacy and accounting or related financial management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ.

The Audit Committee represents and assists our Board in its oversight responsibility relating to the quality and integrity of the Company’s financial statements and related internal controls; internal and external audit independence, qualifications, and performance; and the processes for monitoring compliance with laws and regulations. The Audit Committee oversees the appointment, compensation, and retention of our independent registered public accounting firm, including the performance of permissible audit, audit-related and non-audit services, and the associated fees. The Audit Committee is also responsible for establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, reporting, internal control, or auditing matters as well as monitoring our compliance with ethics programs. Each serving committee member attended at least 75% of the meetings during the period of the director's membership.

Credit Committee

Chair: Steven J. Corning
Additional Members: Dennis L. Johnson, James R. Scott, James R. Scott Jr. Jonathan R. Scott, Peter I. Wold, Ross E. Leckie, William B. Ebzery, and Theodore H. Williams
Meetings Held in 2017: 5
Independence: Mr. Corning, Mr. Johnson, Mr. Wold, Mr. Leckie, and Mr. Ebzery are independent under applicable NASDAQ Marketplace Rules

The Credit Committee assists our Board in the review and understanding of the Bank's credit portfolio and activities. The Credit Committee's primary responsibility is to oversee the Company’s credit risk management practices including the strategies, policies, and systems established by senior management to identify, assess, measure, monitor, and manage the Company’s significant risks consistent with the Company’s appetite for risk. The Credit Committee ensures that the Company is seeking to competitively meet the credit needs of its clients and communities, consistent with its appetite for risk. The Credit Committee also ensures that the Bank is attaining the appropriate risk adjusted returns on the credit portfolio. Each serving committee member attended at least 75% of the meetings during the period of the director's membership.

Executive Committee
Chair: James R. Scott
Additional Members: Kevin P. Riley, Patricia L. Moss, Randall I. Scott, Ross E. Leckie, Teresa A. Taylor, and Charles M. Heyneman
Meetings Held in 2017: 4
Independence: Mr. Leckie, Ms. Moss, and Ms. Taylor are independent under applicable NASDAQ Marketplace Rules

The Executive Committee functions and acts on behalf of the Board between regularly scheduled board meetings, usually when time is critical, and assists the Board in carrying out its responsibility to monitor our capital management, strategic planning and budgeting, tax allocation, and management fees policies. Each serving committee member attended at least 75% of the meetings during the period of the director's membership.

Technology Committee

Chair: Dana L. Crandall
Additional Members: Charles E. Hart, M.D., David H. Crum, James R. Scott, Jonathan R. Scott, Theodore H. Williams, and Charles M. Heyneman
Meetings Held in 2017: 4
Independence: Ms. Crandall, Mr. Hart, and Mr. Williams are independent under applicable NASDAQ Marketplace Rules

The Technology Committee assists the Board by ensuring we have the necessary technology and architecture to allow the Company to meet its strategic objectives. The Technology Committee also assesses and monitors technology, information and cybersecurity risks, monitors technology and industry trends, and evaluates management’s assessment of their effects on our strategy and their implications for long-range planning. Each serving committee member attended at least 75% of the meetings during the period of the director's membership.

Risk Committee

Chair: Ross E. Leckie
Additional Members: Charles E. Hart, M.D., David L. Jahnke, James R. Scott, and William B. Ebzery
Meetings Held in 2017: 5
Independence: Mr. Leckie, Mr. Hart, Mr. Jahnke, and Mr. Ebzery are independent under applicable NASDAQ Marketplace Rules

The Risk Committee assists the Board in fulfilling its risk oversight responsibilities. Additionally, the Risk Committee oversees the Company’s enterprise-wide risk management program and Corporate Risk function, which include the strategies, policies, and systems established by senior management to identify, assess, measure, monitor, and manage the Company’s significant risks. The Risk Committee assesses whether management’s implementation of the program is further capable of managing those risks consistent with the Company’s risk appetite, monitoring whether the Company’s most significant enterprise-wide risk exposures are in alignment with the Company’s appetite for risk, and coordinating with and serving as a resource to the Board of Directors and other Board committees through facilitation of the understanding of enterprise-wide risk management processes and effectiveness. Each serving committee member attended at least 75% of the meetings during the period of the director's membership.

Board's Role in Risk Oversight

It is the responsibility of the Chief Executive Officer to fulfill the Board’s expectation of a strong risk management culture throughout the organization. It is the responsibility of the Chief Risk Officer to ensure an appropriate risk management framework is implemented to identify, assess, and manage our exposure to risk. The Board and its committees play an important role in overseeing executive management’s performance of their responsibilities relating to risk management. In general, this oversight includes working with executive management to determine an appropriate risk management culture, monitoring the amounts and types of risk taken in executing our business strategy, and evaluating the effectiveness of risk management processes against the policies and procedures established to control those risks. We have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the entire Board or one of its committees. Furthermore, given the importance of the Bank’s operations to us, additional risk management oversight is provided by the Bank’s Board of Directors, members of which include certain of our directors.

In most cases, our respective Board committees are responsible for the oversight of specific risks as outlined in each of their respective charters. For example, the Credit Committee’s risk oversight responsibilities include oversight of the annual credit plan, lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been delegated responsibility for oversight of risks associated with our internal controls, compliance with applicable laws and regulations, monitoring the implementation of our code of conduct, and overseeing responses to reports of examination. The Compensation Committee has been delegated responsibility for oversight of our compensation programs, including evaluating whether any of these programs contain features that promote excessive risk-taking by management and other employees, either individually or as a group. The Executive Committee oversees our capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that our capital levels are a source of financial strength. The Governance & Nominating Committee has been delegated responsibility for establishing and reviewing the adequacy of our code of conduct; reviewing and approving related party transactions; developing criteria and qualifications for board membership; considering, recommending, and recruiting candidates to fill new or vacant positions on the Board; and ensuring an effective and efficient system of governance is in place. The Technology Committee has been delegated responsibility for ensuring adequate processes are in place to protect our data. The Risk Committee further assists the Board in fulfilling its risk oversight responsibilities by monitoring whether its risk governance processes are strong, enterprise-wide risk monitoring activities are appropriate, and the enterprise-wide risk program is effective.

In addition to oversight of risk management by the Board and its committees, the Bank’s board of directors and its committees have been delegated the responsibility for overseeing management of the Bank’s lending activities, liquidity and capital position, asset quality, interest rate risk, and investment strategies. The chairman of the Bank’s board communicates relevant information with respect to these activities to the full Board.

The Board’s committees carry out their responsibilities by requesting and obtaining reports and other information from management with respect to relevant risk areas. In addition to our committee structure, our entire Board periodically receives reports and information about key risks and enterprise risk management from the chief risk officer.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee charter requires advance approval of all audit and non-audit services performed by the independent registered public accounting firm to assure that such services do not impair the auditor’s independence from the Company.  The Audit Committee may delegate the authority to pre-approve services to the Audit Committee Chairman or any two other members of the Audit Committee, subject to ratification by the Audit Committee at its next committee meeting. In 2017 and 2016, all of the fees paid to our independent auditor were approved in advance by the Audit Committee.

Principal Accounting Fees and Services

RSM US LLP has been the Company’s independent registered public accounting firm since 2004, with the lead audit partner serving in that role commencing with the 2014 audit. RSM US LLP was paid the following fees for services performed during the fiscal years ended December 31, 2017 and 2016:

	2017	2016
Audit fees(1)	$1,040,000	$635,000
Audit-related fees(2)	19,580	39,500
Tax fees	—	—
All other fees	—	—

(1)
Audit fees consist of fees for the audit of the financial statements included in our annual report on form 10-K and reviews of the quarterly reports on Form 10-Q, including procedures related to acquisitions.

(2)
Audit-related fees for 2017 consist of fees for review of our registration statement on Form S-4/A filed with the SEC on April 6, 2017 and Form S-3 filed with the SEC on September 25, 2017. Audit-related fees for 2016 consist of fees for review of our Registration Statement on Form S-4 filed with the SEC on January 27, 2017 and services related to the acquisition of Flathead Bank and CACB.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of six independent directors and operates under a charter approved by the Board of Directors. The SEC and the NASDAQ have established standards relating to Audit Committee membership and functions. With regard to such membership standards, the Board has determined that David L. Jahnke, Dennis L. Johnson, and Ross E. Leckie meet the requirements of an “audit committee financial expert” as defined by the SEC and each of the Audit Committee members have the requisite financial literacy and accounting or related financial management expertise required generally of an Audit Committee member under the applicable standards of the SEC and NASDAQ.

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the quality and integrity of the financial statements and related internal controls; (ii) the internal audit and independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; and (iv) compliance by the Corporation with legal and regulatory requirements. While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter: management is responsible for the internal controls and the financial reporting process; the Company’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who is accountable to the Audit Committee; and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon.

The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and on the effectiveness of internal control over financial reporting. The Audit Committee’s oversight does not provide assurance that management’s and the auditor’s opinions and representations are correct.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and internal audit, and has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017 with management and the independent registered public accounting firm. The Audit Committee’s review of and discussions about the financial statements included discussions about the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors all matters required to be discussed by the applicable standards issued by the Public Company Accounting Oversight Board and has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and any relationships that might have an impact on their objectivity and independence, and reviewed and approved the amount of fees paid for audit and audit-related services.

Based upon a review of the reports and discussions with management, the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. RSM US LLP (RSM) has been retained as the Company’s independent registered public accounting firm continuously since they were appointed in fiscal 2004. In determining whether to reappoint RSM, the Audit Committee takes into consideration various factors, including: the historical and recent performance of RSM on the audit; its professional qualifications; the quality of ongoing discussions with RSM; external data, including recent PCAOB reports on RSM; the appropriateness of fees and RSM’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure RSM’s continued independence in the face of such tenure. The Audit Committee has selected RSM to be the Company’s independent registered public accounting firm for fiscal 2018, subject to shareholder ratification.

Submitted by the Audit Committee of the Board of Directors:

David L. Jahnke	Dennis L. Johnson	Dana L. Crandall
Ross E. Leckie	Theodore H. Williams	Peter I. Wold

Shareholder Communications with the Board

We have not, to date, developed a formal process for shareholder communications with the Board. We believe our current informal process, in which any communication sent to the Board either generally or in care of the chief executive officer, corporate secretary or other corporate officer or director is forwarded to all members of the Board, has adequately served the Board’s and the shareholders’ needs.

Financial Code of Ethics

Our chief executive officer, chief financial officer, and principal accounting officers or other persons performing similar functions are required to comply with our code of ethics for our chief executive officer and senior finance officers.

The purposes of the code of ethics are as follows:

•	to deter wrongdoing and to promote, among other things, honest and ethical conduct;

•	to promote full, fair, accurate, timely and understandable disclosure in SEC and public filings;

•	to promote compliance with applicable laws, rules, and regulations;

•	to facilitate prompt internal reporting of violations of the financial code of ethics; and

•	to oversee adherence to such code.

Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone hotline or the use of an internet-based reporting system. All concerns and complaints are reported to our Chief Audit Executive, Chief Risk Officer and Financial Crimes Manager. Investigations are monitored by the Chief Audit Executive who is responsible for reporting complaints to the Audit Committee. A current copy of our financial code of ethics is maintained on our website at www.FIBK.com.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation discussion and analysis ("CD&A") describes our executive compensation program for the following 2017 executive officers, collectively referred to as the "Named Executive Officers":

•	Kevin P. Riley, President and Chief Executive Officer

•	Marcy D. Mutch, Executive Vice President and Chief Financial Officer

•	William D. Gottwals, Executive Vice President and Chief Banking Officer

•	Stephen W. Yose, Executive Vice President and Chief Credit Officer

•	Kirk D. Jensen, Executive Vice President and General Counsel

2017 Performance

2017 was a monumental year for our Company, as we completed the largest acquisition in our Company’s history. On May 30, 2017, we acquired Cascade Bancorp ("CACB"), a bank holding company that wholly-owned Bank of the Cascades, a $3.1 billion Oregon-based community bank with 46 banking offices across Idaho, Oregon, and Washington. We closed the acquisition one month ahead of schedule and completed a successful integration of the subsidiary bank two months later. As part of the integration, we transitioned over 500 employees, 115,000 clients, and 137,000 accounts. Additionally, as a result of acquiring the nationwide use of the First Interstate trademark earlier in the year from Wells Fargo & Company, we were able to leverage our strong brand across the new footprint. This strategic acquisition expanded our footprint into dynamic markets in the northwest, added diversity to our loan portfolio, and enhanced growth opportunities for our franchise.

During 2017, we reported earnings of $106.5 million, or $2.05 per diluted share. Earnings levels benefited from seven months of CACB earnings, supplemented by the realized cost savings, improving credit quality, expanding operating net interest margin, increasing revenues from fee-based products, and operating expense control. Our reported return on average common equity was 8.57% and our return on average assets was 0.98%.

During 2017 and 2016, we recorded $27.2 million and $2.8 million of acquisition-related expenses, respectively. We recorded no litigation recovery during 2017 and litigation recovery of $4.2 million in 2016. Additionally, we recorded $0.7 million and $0.3 million of investment security gains during 2017 and 2016, respectively. Exclusive of acquisition related expenses, litigation recoveries, and net investment securities gains (losses), our 2017 earnings would have increased 31.3% over our similarly calculated 2016 earnings. We have paid over 23 years of consecutive quarterly dividends. During 2017, we increased quarterly dividends by 9.1% to $0.24 per common share. In 2018, higher levels of earnings and tax reform are expected to allow us to increase dividends to our shareholders. Accordingly, we recently announced a 16.7% increase in quarterly dividends to $0.28 per common share for the first quarter of 2018, which equates to an annualized yield of 2.9% based on the $38.85 average closing price of our stock during the fourth quarter of 2017.

We continue to invest in systems and strengthen our business processes in order to operate more efficiently and effectively, resulting in an improved operating efficiency ratio. Additionally, we refined the integration and functionality of our retail digital platform, which led to higher customer satisfaction ratings.

Three-year financial metrics are shown in the tables below. The 2017 efficiency ratio and earnings per share include the impact of acquisition related expenses of $27.2 million.

Compensation of Executive Officers

Our executive compensation program is aligned with our business strategy and is designed to maximize long-term shareholder value.

What We Pay and Why: Goals and Elements of Compensation:

Emphasis on pay for performance	Attract, retain, and motivate talented and experienced executives within the banking industry	Recognize and reward executives whose skill and performance are critical to our success	Align interests of our executives with our shareholders	Discourage inappropriate risk taking

Key Features of our Executive Compensation Program:

What we do		What we don't do
☑	Emphasize pay for performance	☒	No short-selling or hedging of Company securities
☑	Use multiple performance measures and caps on potential incentive payments	☒	No single-trigger vesting of equity awards upon change in control
☑	Use independent compensation consultant	☒	No excessive perquisites
☑	Require minimum stock ownership for Directors and Executive Officers (EOs)	☒	No excise tax gross-ups
☑	Maintain a clawback policy to recapture incentive payments	☒	No repricing or recycling of shares
☑	Discourage risk taking by reserving the right to use discretion in the payout of all incentives	☒	No trading in Company securities during designated black-out periods, except under valid trading plans

Elements of Total Compensation

We have three primary elements of compensation: base salary, annual short-term cash incentive and long-term equity award incentive.

Average Named Executive Officer target compensation mix as of December 31, 2017	Base Salary

Competitive fixed base cash compensation Amount based on individual factors such as scope of responsibility, experience, and strategic impact Approximates 48% of total compensation

Annual Short-Term Incentive (STI) Cash Award

Awarded based on individual and Company performance
Awards not guaranteed
Awards aligned with Company financial and strategic growth objectives
Awards established at threshold, target, and maximum values
Approximates 25% of total compensation

Long-Term Incentive (LTI) Performance-Based Restricted Stock (PSA) and Time-Based Restricted Stock (RSA)

Emphasis on long-term Company performance compared to peers Objective is to engage and retain executive officers Approximates 27% of total compensation

To promote a culture that aligns the interests of management with those of our shareholders, our 2017 executive compensation program focused on an appropriate mix of fixed and variable compensation as illustrated in the charts below.

Factors Considered in Determining Executive Compensation

Compensation Consultant and Management

The Compensation Committee approves our compensation structure, policy, and programs to ensure we have in place appropriate executive officer incentives and employee benefits. Outside members of the Compensation Committee (those members who meet both the definition of a non-employee director, as that term is defined for purposes of Rule 16b-3 under the Exchange Act, and an outside director, as that term is defined for purposes of Section 162(m) of the Code) have reviewed and determined the salary, short-term incentives and long-term equity incentives awarded to our Chief Executive Officer, approved all executive officers’ compensation, and approved the total dollar value of equity awards for all other officers, taking into consideration non-binding recommendations from non-outside members, market analysis, input by the Compensation Committee's independent compensation consultant, and the recommendations of our Chief Executive Officer, except with respect to his own compensation.

Role of Compensation Consultants/Peer Group Market Analysis

We use comparative executive officer compensation data publicly disclosed by a peer group of public companies in addition to compensation survey data to evaluate the competitiveness of our executive officer compensation and to guide the compensation for newly hired executive officers. During 2017, the Compensation Committee engaged the services of PM&P, a compensation consulting firm, to assist with our executive compensation review and to provide competitive market data. PM&P performed a comprehensive review of our executive compensation in 2017 by obtaining proxy data based on PM&P's recommended peer group, which includes banking organizations with asset size, geography and operational and business model characteristics similar to ours. The peer group was composed of the following banks:

BancorpSouth, Inc.	First Financial Bancorp	International Bancshares Corporation	Trustmark Corporation
Banner Corporation	First Midwest Bancorp, Inc.	NBT Bancorp, Inc.	United Bankshares, Inc.
Chemical Financial Corporation	Fulton Financial Corporation	Old National Bancorp	United Community Banks, Inc.
Columbia Banking System, Inc.	Glacier Bancorp, Inc.	Renasant Corporation	Washington Federal, Inc.
F.N.B Corporation	Iberia Bank Corporation	Simmons First National Corporation	WesBanco, Inc.

Changes to the peer group from the previous year include the addition of F.N.B. Corporation, Fulton Financial Corporation, IberiaBank Corporation, United Bankshares, Inc., and Washington Federal, Inc., each of which were added based on their asset size, operating revenues, market capitalization and business models. BancFirst Corporation, First Commonwealth Financial Corporation, First Merchants Corporation, Heartland Financial USA, Inc., National Penn Bancshares Corporation, and Park National Corporation were removed from the peer group because they no longer met the relevant criteria of the others to be included.

The Compensation Committee exercises its business judgment and discretion in determining executive compensation and generally targets market competitive (50th percentile) base pay, incentives, and total cash compensation within the peer group.

Analysis of Executive Officer Compensation

Base Salaries

The outside members of the Compensation Committee approved the 2017 base salary of Mr. Riley, our current Chief Executive Officer, and approved the 2017 compensation of other executive officers, including the Named Executive Officers, as recommended by our Chief Executive Officer. Increases to base salary ranged from 15.0% to 20.0% in 2017, and were based on the Compensation Committee's review of market data from our peer group defined above.

The following table shows the 2017 base salary of each Named Executive Officer.

Officer	12/31/2017 Base Salary ($)
Kevin P. Riley	$678,000
Marcy D. Mutch	350,000
William D. Gottwals	350,000
Stephen W. Yose	305,000
Kirk D. Jensen	290,000

Short-Term Incentives

Our executive officers are eligible for annual cash-based short-term incentives under the 2015 Equity Incentive Plan. The Compensation Committee sets the target opportunity of the short-term incentive awards as a percentage of an executive's base salary. Varying short-term incentive award percentages reflect the Compensation Committee’s belief that an executive officer’s scope of work, responsibilities, and performance should all be considered when awarding incentives. The Company's award opportunities are established at threshold, target, and maximum levels. The maximum payout opportunity for each metric is capped at 150% of target. The funding percentage will be interpolated on a linear basis, except that the funding percentage will equal 0% for performance below threshold requirements. In addition, the Company's Net Promoter Score ("NPS"), a client satisfaction metric, is applied as a modifier to the calculated funding percentage based on pre-established NPS targets. Performance against the NPS targets adjusts the short-term funding percentage plus or minus 10%. The CEO short term incentive performance goals, as identified below in Table 1, were established by the compensation committee in January 2017. The performance goals for the other Named Executive Officers were established in January 2017, but adjusted in July 2017 for the expected impact from the CACB acquisition, as identified in Table 2. As a group, the Named Executive Officers' short-term incentive payouts in 2017 were 86.96% of target.

CEO Short-Term Incentive

Mr. Riley’s incentive opportunity was based on 2017 Company performance, on net income and efficiency ratio, excluding the impact of acquisition expenses and the tax reform benefit, with performance against NPS goals applied as a modifier of up to 10%. These measures were aligned with the operating objectives of the Company.

Table 1	Performance Goals				Actual
Metric	Weight	Minimum 50% of Target	Target Performance	Maximum 150% of Target	Actual Performance	Weighted Average Funding %
Adjusted Net Income (in thousands)	60.00%	$93,472	$103,858	$114,244	$121,743	90.00%
Adjusted Efficiency Ratio	40.00%	61.45%	59.45%	57.45%	59.30%	41.50%
						131.50%
Modifier:		Minimum	Target	Maximum	Actual
Net Promoter Score		51	53	55	58	110.00%
						144.65%

In determining Mr. Riley’s performance award, the Compensation Committee considered the successful completion of the acquisition of CACB and the Bank of the Cascades, continued recruitment of an executive leadership team capable of managing a greater than $10 billion financial institution, his prominent role in implementing the Company’s operational and strategic plans and his efforts in promoting the Company's vision, mission, values and commitments to the community. The Compensation Committee also considered the effect to the bank's financial results due to the acquisition of Bank of the Cascades relative to the Company's overall performance as compared to the original targets. As a result of these considerations, Mr. Riley received a 2017 short-term incentive payout of $406,800, 100% of Mr. Riley's target short-term incentive.

		Performance Goals			Actual
Officer	12/31/2017 Annualized Base Salary ($)	Target % of Base Salary	2017 Target Value	Actual % of Target Value	2017 Actual Total Payout Value	Weighted Average Payout %
Kevin P. Riley	$678,000	60.00%	$406,800	100.00%	$406,800	100.00%

Other Named Executive Officer Short-Term Incentive

The 2017 short-term incentive plan opportunity for the Named Executive Officers, excluding Mr. Riley, was based on 2017 Company performance, adjusted for the expected benefit from the acquisition. Metrics included net income and efficiency ratio, excluding the impact of acquisition expenses and the tax reform benefit, with performance against NPS goals applied as a modifier to the calculated funding percentage based on pre-established NPS targets. Performance against NPS targets adjusts the short-term funding percentage plus or minus 10%. These measures were aligned with the operating objectives of the Company's business, with 100% of the award based on the Company's overall performance and each executive officer's accomplishments measured against individual performance plan objectives. Short-term incentive funding for the Company in 2017 was 84.22% of target.

Table 2	Performance Goals				Actual
Metric	Weight	Minimum 50% of Target	Target Performance Adjusted for CACB	Maximum 150% of Target	Actual Performance	Weighted Average Funding %
Adjusted Net Income (in thousands)	60.00%	$113,283	$125,870	$138,457	$121,743	50.16%
Adjusted Efficiency Ratio	40.00%	61.01%	59.01%	57.01%	59.30%	26.40%
						76.56%
Modifier:		Minimum	Target	Maximum	Actual
Net Promoter Score		51	53	55	58	110.00%
						84.22%
Short-term incentives payouts for the Named Executive Officers ranged from 57.14% to 100.00% of target opportunity in 2017. The following table shows the 2017 short-term incentive payouts for each Named Executive Officer, excluding Mr. Riley.

		Performance Goals			Actual
Officer	12/31/2017 Annualized Base Salary ($)	Target % of Base Salary	2017 Target Value	Actual % of Target Value	2017 Actual Total Payout Value		Weighted Average Payout %
Marcy D. Mutch	350,000	50	175,000	100.00	175,000	(1)
William D. Gottwals	350,000	50	175,000	57.14	100,000	(2)
Stephen W. Yose	305,000	50	152,500	65.57	100,000	(3)
Kirk D. Jensen	290,000	50	145,000	93.10	135,000	(4)
Total			$647,500		$510,000		78.76%

(1) Ms. Mutch received a 2017 short-term incentive payout of $175,000, which included $147,385, or 84.22% of Ms. Mutch’s target short-term incentive, based on Company performance and an additional $27,615 based on Ms. Mutch’s individual accomplishments against her performance plan, which is reflected in the Bonus (STI) column in the Summary Compensation table. In determining Ms. Mutch’s additional performance award, the Compensation Committee considered her leadership in the successful completion of the acquisition of Bank of the Cascades.

(3) Mr. Gottwals received a 2017 short-term incentive payout of $100,000. Mr. Gottwal's short-term incentive payout would have been $147,385, or 84.22% of his target short-term incentive, based on Company performance, had he achieved his individual performance plan objectives.

(4) Mr. Yose received a 2017 short-term incentive payout of $100,000. Mr. Yose's short-term incentive payout would have been $128,435, or 84.22% of his target short-term incentive, based on Company performance, had he achieved his individual performance plan objectives.

(5) Mr. Jensen received a 2017 short-term incentive payout of $135,000, which included $122,119, or 84.22% of Mr. Jensen's target short-term incentive, based on Company performance and an additional $12,881 based on Mr. Jensen's individual accomplishments against his performance plan, which is reflected in the Bonus (STI) column in the Summary Compensation table. In determining Mr. Jensen's additional performance award, the Compensation Committee considered his leadership in the oversight of legal and regulatory issues related to the acquisition of Bank of the Cascades.

Long-Term Incentives

We believe long-term equity incentive compensation encourages employees to focus on our long-term performance. Long-term incentives in the form of equity compensation also provide an opportunity for executive officers and certain designated key employees to increase their equity ownership in the Company, further aligning their interests with those of our shareholders.

In 2017, long-term incentives awarded to the Named Executive Officers included an equal mix of performance vested and time vested restricted stock. Our Chief Executive Officer's long-term incentive award is equal to approximately 70% of his base salary, and the remaining Named Executive Officers' long-term incentive awards are equal to approximately 50% of their base salaries. The value of the long-term incentive awards to our officers, including the Named Executive Officers, is based primarily on the individual’s ability to influence the Company's long-term growth and profitability.

Time vested restricted stock awards have a three-year graded vesting period. Performance vested restricted stock awards vest in varying percentages based upon the Company's performance relative to that of a peer group composed of the SNL Financial index ("SNL Index") of bank holding companies with total assets between 50% and 200% of our December 31, 2017 total assets. The 2017 award vesting percentages range from 0% to 200% of target and are based on the Company's three-year return on average equity and the three-year total shareholder return. The measurement date for 2017 performance vested restricted stock awards is December 31, 2019 using the previous 12 quarters' performance.

The award range is interpolated on a linear basis, except that the adjustment percentage will equal 0% for a ranking below the 35th percentile. Vesting is as follows:

Percentile Ranking	Award Range
Below 35th percentile	0%
35th to < 49th percentile	50 - 100%
50th to < 75th percentile	100 - 200%
Higher than 75th percentile	200%

All awards under our equity compensation plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award. Dollar values of the annual awards of long-term incentives to executives have historically been approved at the Compensation Committee’s regularly scheduled meeting in January with the date of the awards specified at that time.

During 2017, certain performance vested restricted shares awarded to executive officers in 2015 vested at 61.83% based upon achievement of pre-defined performance objectives. During 2017, Mr. Riley received 1,827 performance vested restricted shares and Ms. Mutch received 235 performance vested restricted shares. Messrs. Gottwals, Jensen, and Yose were not part of the 2015 performance grant. Pre-defined performance objectives for 2015 are as follows:

Goal	Percentile Rank	Unweighted % of Target Award	Goal Weight	Weighted % of Target Award
Return on average assets	53.60%	84.00%	33.33%	28.00%
Return on average equity	60.90	101.50	33.33	33.83
Total Shareholder return	27.20	—	33.33	—
Total			100.00%	61.83%

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the Named Executive Officers, that includes health and welfare benefits, such as medical, dental, vision care, disability insurance, and life insurance benefits, and a 401(k) savings plan. We also provide a profit sharing plan for all non-temporary employees under which contributions are made as authorized by our Board. Participants vest in profit sharing amounts after three years of service.

We provide a non-qualified deferred compensation plan under which eligible participants may defer a portion of their base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Additionally, we make discretionary contributions on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.

We have obtained life insurance policies covering selected officers of our banking subsidiary, First Interstate Bank, including certain of our Named Executive Officers. Under these policies, we receive benefits payable upon death of the insured. An endorsement split dollar agreement or survivor income benefit agreement has been executed with each of the insureds whereby a portion of the death benefit or a lump-sum survivor benefit is payable to the insured's designated beneficiary if the participant is employed by us at the time of death.

Perquisites

Perquisites offered to the Named Executive Officers may include payment of social club dues and the use of a Company automobile.

Severance and Change-in-Control Benefits

We provide severance pay and other benefits to executive officers, including the Named Executive Officers, who have their employment terminated, including through involuntary termination by us without cause and, in some cases, voluntary termination by the executive for good reason. These arrangements provide security of transition income and benefit replacements that allow such executives to focus on our prospective business priorities that create value for shareholders. We believe the level of severance and benefits provided by these arrangements is consistent with the practices of our peers and are necessary to attract and retain key employees. Potential payments and benefits available under these arrangements are discussed further under "Potential Payments upon Termination or Change of Control." Other than Mr. Riley, our Named Executive Officers are not entitled to any payment resulting from a change in control.

Other Matters

Tax Considerations

Section 162(m) of the Code generally disallows an income tax deduction to public companies for annual compensation in excess of $1 million paid to the chief executive officer, the chief financial officer, and the three other most highly compensated Named Executive Officers for the taxable year. For periods prior to 2018, compensation that qualified as "performance-based" or satisfied another exception was excluded for purposes of calculating the amount of compensation subject to the $1 million limit. For taxable years beginning after December 31, 2017, however, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee considers tax and accounting consequences in developing and implementing our executive compensation program and believes that compensation paid under our management incentive plans in taxable years prior to 2018 generally fully deductible for federal income tax purposes. Deductibility of awards will likely continue as one factor in determining executive compensation, but the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes.

Securities Trading Policy

Our insider trading policy prohibits our directors and employees from trading in our securities during certain designated blackout periods and otherwise while they are aware of material non-public information, and from engaging in hedging transactions or short sales and trading in puts and calls with respect to our securities. The policy also cautions against holding our securities in a margin account or pledging our securities as collateral for a loan.

Clawback Provisions

In 2011, based on the Compensation Committee’s recommendation, the Board approved a clawback policy for all Section 16 reporting officers, including the Named Executive Officers. The clawback policy authorizes the Board to recoup all performance-based compensation paid during the years affected by a financial restatement or executive misconduct. Based upon the facts and circumstances surrounding the restatement or misconduct, the Board may also direct the Company to cancel any equity-based awards granted to the executives during the applicable time period and recoup any gains realized during the time period with respect to equity-based awards.

Stock Ownership Guidelines

In order to further align the interests of the employees with the interests of the Company, our Board approved a stock ownership guideline policy whereby each executive officer is expected to acquire and maintain ownership of our common stock equal in value to a specified multiple of the executive officer's base salary.

The policy recommends the following stock holdings for our Named Executive Officers:

Stock Ownership Guideline
Chief Executive Officer	Five (5) times base salary
Named Executive Officers (excluding Chief Executive Officer)	Three (3) times base salary

Stock holdings are measured at the end of each year using the year’s closing stock price. Each Named Executive Officer is expected to meet the ownership guidelines by the later of January 1, 2018 or five years from the date he or she became a Named Executive Officer.

Equity Granting Practices

The Board of Directors, based on the recommendation of the Compensation Committee, adopted the 2015 Equity Incentive Plan under which the Compensation Committee (or a subcommittee thereof) approves equity awards to certain officers, including the Named Executive Officers. Awards are granted to advance the interests of our shareholders by enhancing our ability to attract, retain, and motivate employees and directors who are expected to make important contributions to us by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of our shareholders. The Compensation Committee has delegated authority to the Company's Chief Executive Officer, subject to certain terms and limitations as established by the Committee, to make awards to employees who are not Section 16 officers. For additional information regarding our equity compensation plans, see "Equity Compensation Plans."

Results of Shareholder Advisory Approval of Named Executive Officer Compensation

At the 2017 Annual Meeting of Shareholders, shareholders were asked to approve, on an advisory basis, the Named Executive Officer compensation for 2016 as reported in our 2017 joint proxy statement/prospectus. This say-on-pay proposal was approved by over 99% of the shares present and entitled to vote. The Compensation Committee considered the results of the 2017 advisory vote along with shareholder input and other factors discussed in this Compensation Discussion and Analysis and concluded that no changes to our compensation policies and practices were warranted in response to the shareholder advisory vote.

Risk Assessment of Compensation Programs

The Compensation Committee designs our compensation programs to encourage appropriate risk taking while discouraging behavior that may result in unnecessary or excessive risk. In this regard, the following elements have been incorporated in our compensation programs for executive officers:

☑	Use of multiple metrics in annual incentive plan and use of two long-term incentive vehicles for executive officers;
☑	Each short-term incentive award metric capped at 150%;
☑	Performance-based share awards capped at 200%;
☑	Time-based share awards vest ratably over three years;
☑	Emphasis on long-term and performance-based compensation;
☑	Formal clawback policies applicable to both cash and equity compensation; and
☑	Alignment of interests of our executive officers with the long-term interests of our shareholders through stock ownership guidelines that call for significant share ownership.

The Compensation Committee periodically reviews with management an assessment of whether risks arising from the Company’s compensation policies and practices for all employees are reasonably likely to have a material adverse effect on the Company, as well as the means by which any potential risks may be mitigated, such as through governance and oversight policies. Based on its most recent assessment, the Compensation Committee concluded that our compensation policies and practices for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and be incorporated by reference into the Company's 2017 Form 10-K.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Teresa A. Taylor, Chair	Patricia L. Moss
Randall I. Scott	Steven J. Corning

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

2017 Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2017, 2016 and 2015. When approving total compensation for each of the Named Executive Officers, the Compensation Committee considers compensation paid to executives in comparable financial institutions.

			Bonus	Stock	All Other
Name and		Salary	(STI)	Awards	Compensation	Total
Position		($)	($)	($)(6)	($)(7)	($)

Kevin P. Riley(1)	2017	$660,616	$406,800	$474,560	254,064(8)	$1,796,040
President & Chief	2016	560,384	300,000	299,938	252,492(8)	1,412,814
Executive Officer	2015	427,652	185,063	454,530	117,804(8)	1,185,049

Marcy D. Mutch(2)	2017	342,769	175,000	182,427	25,106	725,302
Exec. Vice President &	2016	278,615	123,000	119,944	5,582(9)	527,141
Chief Financial Officer	2015	155,938	48,000	69,923	8,969	282,830

William D. Gottwals(3)	2017	342,308	100,000	139,944	22,852(10)	605,104
Exec. Vice President &	2016	300,012	93,000	140,065	10,696(10)	543,773
Chief Banking Officer	2015	40,385	60,000(10)	N/A	2,019(10)	102,404

Stephen W. Yose(4)	2017	298,846	100,000	164,934	22,842(11)	586,622
Exec. Vice President &	2016	198,750	160,000(11)	200,010	142,956(11)	701,716
Chief Credit Officer	2015	N/A	N/A	N/A	N/A	N/A

Kirk D. Jensen(5)	2017	283,846	135,000	149,940	21,933(12)	590,719
Exec. Vice President &	2016	250,000	118,000(12)	162,371	70,255(12)	600,626
General Counsel	2015	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Riley assumed the role of President and Chief Executive Officer on September 23, 2015. Mr. Riley was previously the Company's Executive Vice President and Chief Financial Officer.

(2)	Ms. Mutch assumed the role of Executive Vice President and Chief Financial Officer on September 23, 2015. Ms. Mutch was previously the Company's Senior Vice President and Investment Relations Officer.

(3)	Mr. Gottwals joined the Company as Executive Vice President and Chief Banking Officer on November 16, 2015.

(4)	Mr. Yose joined the Company as Executive Vice President and Chief Credit Officer on April 4, 2016.

(5)	Mr. Jensen joined the Company as Senior Vice President and General Counsel on January 4, 2016.

(6)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are a combination of time based vesting and performance based vesting restricted stock awards. The above table includes the value of the 2015 performance awards based on return on assets, return on equity and total shareholder return performance at the 51st to 60th percentile, the value of the 2016 performance awards based on return on average assets, return on average equity and total shareholder return performance at the 50th to 100th percentile, and the value of the 2017 performance awards based on return on average equity and total shareholder return performance at the 50th to 100th percentile, which would entitle the Named Executive Officers to receive 100% of the performance based vesting restricted stock awarded, or the target shares. The maximum vesting for the performance awards is 150% of target shares for 2015, if return on assets, return on equity and total shareholder return performance are at or above the 76% percentile of the SNL Index for 2015, 200% of target shares for 2016, if return on average assets, return on average equity and total shareholder return performance are at or above the 75% percentile of the SNL Index for 2016, and 200% of target shares for 2017, if return on average equity and total shareholder return performance are at or above the 75% percentile of the SNL Index for 2017. The 2015 performance based vesting restricted stock awards vested at 61.83% of target on December 1, 2017.

Time and performance stock awards are presented below for each NEO included in the above table.

		Time Restricted	Performance Restricted
		Stock Awards	Stock Awards
		(#)	(#)

Kevin P. Riley	2017	5,697	5,697
	2016	5,724	5,724
	2015	13,733	2,955

Marcy D. Mutch	2017	2,190	2,190
	2016	2,289	2,289
	2015	2,184	381

William D. Gottwals	2017	1,680	1,680
	2016	2,673	2,673
	2015	N/A	N/A

Stephen W. Yose	2017	1,980	1,980
	2016	7,080	N/A
	2015	N/A	N/A

Kirk D. Jensen	2017	1,800	1,800
	2016	1,908	1,908
	2015	N/A	N/A

The 2015 time and performance based vesting awards were valued at $26.15 per share as of the grant date, the 2016 time and performance based vesting awards were valued at $26.20 per share as of the grant date, and the 2017 time and performance based vesting awards were valued at $41.65 per share as of the grant date. Additional time based vesting awards, valued at $27.73 per share as of the grant date, were awarded to Mr. Riley upon his appointment as Chief Executive Officer and Ms. Mutch upon her appointment as Chief Financial Officer in September 2015. Additional time based vesting restricted awards, valued at $28.25 per share as of the grant date, were awarded to Mr. Yose upon his employment with the Company in April 2016.

(7)
The amounts shown reflect for each Named Executive Officer: contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code; contributions by us to our nonqualified deferred compensation plan; premiums paid by us for individual long-term care plans; and dividends on unvested restricted stock. The amounts do not reflect premiums paid by us for group health, life and disability insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

(8)
The amounts in the All Other Compensation column for Mr. Riley also reflect income from amounts paid by us for social club dues, the personal use of a Company vehicle, Company contributions to Mr. Riley's non-qualified defined contribution supplemental executive retirement plan of $208,282 and $201,140 in 2017 and 2016, respectively, and relocation costs of $80,645 paid in 2015.

(9)	The amounts in the All Other Compensation column for Ms. Mutch also reflect income from amounts paid by us for social club dues.

(10)	The amounts in the Bonus (STI) column reflect income from a signing bonus of $60,000 paid in 2015 and in the All Other Compensation column amounts paid by us for social club dues.

(11)
The amounts in the Bonus (STI) column reflect income from a signing bonus of $50,000 paid in 2016 and in the All Other Compensation column amounts paid by us for moving and relocation costs of $135,350 paid in 2016.

(12)
The amounts in the Bonus (STI) column reflect income from a signing bonus of $25,000 paid in 2016 and in the All Other Compensation column amounts paid by us for relocation expenses of $66,900 paid in 2016 and for social club dues.

Equity Compensation Plans

The Company has equity awards outstanding under two stock-based compensation plans; the 2015 Equity Incentive Plan (the "2015 Plan") and the 2006 Equity Compensation Plan, as amended and restated, (the “2006 Plan”). These plans were primarily established to enhance the Company’s ability to attract, retain, and motivate employees.

The 2015 Plan, approved by the Company’s shareholders in May 2015, was established to provide us with flexibility to select from various equity-based performance compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing performance based compensation. The 2015 Plan did not increase the number of shares of common stock available for awards under the 2006 Plan.

The 2006 Plan, approved by the Company’s shareholders in May 2006 and May 2014, was established to consolidate into one plan the benefits available under all other then-existing share-based award plans (collectively with the 2006 Plan, the “Previous Plans”). The Previous Plans continue to govern awards made prior to May 2015.

The 2015 Plan contains the following important features:

☑
The maximum number of shares of our Class A Common Stock reserved for issuance under the 2015 Plan was 2,000,000, which was approximately 9.2% of our previously-existing Class A Common Stock outstanding at the time of shareholder approval.

☑	The 2015 Plan prohibits the repricing of awards without shareholder approval.
☑	The 2015 Plan prohibits the recycling of shares.
☑	Awards under the 2015 Plan are subject to broad discretion by the Compensation Committee administering the plan.
☑	All awards under the 2015 Plan are based on the closing price of the underlying common stock as quoted on NASDAQ Stock Market for the last market trading day prior to the date of the award.

The following terms apply to equity awards granted for each of the last three years:

•	Time-restricted awards - three-year graded vesting period; and

•
Performance-restricted awards - cliff vesting as of March 15, March 15, and December 1 of the third year following the year of the award for 2017, 2016, and 2015, respectively, based on achievement of specified performance conditions.

2017 Grants of Plan-Based Awards

			Estimated Future Payouts Under
			Equity Incentive Plan Awards			All Other Stock Awards:
		Committee				Number of Shares of	Grant Date
	Grant	Approval	Threshold	Target	Maximum	Stock or Units	Fair Value of
Name	Date	Date	(#)(1)	(#)(2)	(#)(3)	(#)	Stock Awards

Kevin P. Riley	2/15/2017	1/18/2017	—	—	—	5,697(4)	$237,280
	2/15/2017	1/18/2017	2,849	5,697	11,394	—	237,280

Marcy D. Mutch	2/15/2017	1/18/2017	—	—	—	2,190(4)	91,214
	2/15/2017	1/18/2017	1,095	2,190	4,380	—	91,214

William D. Gottwals	2/15/2017	1/18/2017	—	—	—	1,680(4)	69,972
	2/15/2017	1/18/2017	840	1,680	3,360	—	69,972

Stephen W. Yose	2/15/2017	1/18/2017	—	—	—	1,980(4)	82,467
	2/15/2017	1/18/2017	990	1,980	3,960	—	82,467

Kirk D. Jensen	2/15/2017	1/18/2017	—	—	—	1,800(4)	74,970
	2/15/2017	1/18/2017	900	1,800	3,600	—	74,970

(1)
This represents the threshold payout of 50% of target on the performance shares awarded, one half of which is based on total stockholder return ("TSR") and one half on return on average equity ("ROAE"). In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 35th percentile or above when compared to the SNL Index.

(2)
This represents the target payout of 100% of target on the performance based vesting restricted stock awarded, one half of which is based on TSR and one half on ROAE. In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 50th percentile or above when compared to the SNL Index. Dividends are paid on performance based vesting restricted stock that vest at the same rate as dividends are paid to other shareholders.

(3)
This represents the maximum payout of 200% of target on the performance based vesting restricted stock awarded, one half of which is based on TSR and one half on ROAE. In order to receive this threshold payout, the Company’s future three-year TSR/ROAE must be at the 76th percentile or above when compared to the SNL Index.

(4)
This represents the shares of time based restricted stock that vest at a rate of 33% each year through March 15, 2020, contingent on continued employment. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Stock Awards
			Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
	Number of Shares or Units	Market Value of Shares or	Number of Unearned Shares,	Market Value or Payout Value of Unearned Shares,
	of Stock That Have	Units of Stock That Have	Units, or Other Rights That Have	Units, or Other Rights That Have
	Not Vested	Not Vested	Not Vested	Not Vested
Name	(#)(1)	($)	(#)(2)	($)

Kevin P. Riley	14,106	$564,945	11,421	$457,411

Marcy D. Mutch	4,446	178,062	4,479	179,384

William D. Gottwals	3,462	138,653	4,353	174,338

Stephen W. Yose	6,700	268,335	1,980	79,299

Kirk D. Jensen	3,072	123,034	3,708	148,505

(1)	Represents unvested time based vesting restricted stock, which at original issuance vested at a rate of one-third each year, contingent on continued employment.

(2)
Represents the threshold number of performance based vesting restricted stock shares that are expected to vest March 15, 2019 and March 15, 2020 based upon achievement of specified performance conditions and continued employment.

Stock Vested in 2017

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized On Vesting
Name	(#)	($)(1)

Kevin P. Riley	9,312	$367,154
Marcy D. Mutch	1,794	71,407
William D. Gottwals	891	37,110
Stephen W. Yose	2,360	92,394
Kirk D. Jensen	636	26,489

(1)
The amount in the Value Realized On Vesting column reflects the closing price of the common stock as reported on the Nasdaq Stock Market on the day prior to vesting multiplied by the number of shares vesting.

2017 Non-Qualified Deferred Compensation

The Company has a non-qualified deferred compensation plan (the "Deferred Compensation Plan") established for the benefit of a select group of management and highly compensated employees, including Named Executive Officers. Under the terms of our Deferred Compensation Plan, eligible employees, as determined by our Board or Compensation Committee, may defer a portion of base salary or short-term incentives subject to certain maximums as set forth by the plan administrator. Deferral elections are made by eligible executives during the last quarter of each year for amounts to be earned in the following year. We make discretionary contributions to the Deferred Compensation Plan on behalf of the executive officer participants for 401(k) plan matching contributions and profit sharing contributions in excess of Code limitations. Other contributions on behalf of a participant may be made at the discretion of our Board.

The deferral account of each participant is adjusted by investment earnings or losses based upon the performance of the underlying investments selected by the participant from among alternatives selected by the plan administrator. Benefits under the Deferred Compensation Plan are generally not paid until the beginning of the year following the participant's retirement or termination from the Company. Benefits can be received either as a lump sum payment or in annual installments based on the executive's election made at least one year prior to retirement. The distribution elections are all made in accordance with Section 409A.

The following table shows the contributions, earnings and aggregate balance of total deferrals by our Named Executive Officers as of December 31, 2017.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance At Last Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)

Kevin P. Riley	$120,000	$230,012	$25,548	$—	$684,587
Marcy D. Mutch	24,600	966	2,409	—	27,975
William D. Gottwals	115,000	12,372	28,787	—	251,572
Stephen W. Yose	55,827	4,790	2,841	—	98,202
Kirk D. Jensen	—	—	—	—	—

(1)	The amounts in this column are included as salary and/or short-term incentives for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.

(2)	The amounts in this column are included as other compensation for each of the Named Executive Officers in the summary compensation table in the year the contribution was earned.

2017 Other Compensation

We provide our Named Executive Officers with other compensation that the Compensation Committee believes is reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee annually reviews the levels of other compensation provided to Named Executive Officers.

The Named Executive Officers participate in the following plans and programs along with health and group life and disability insurance. Additional benefits offered to the Named Executive Officers may include some or all of the following:

•	individual life insurance, as described below under “Survivor Income Benefits;”

•	payment of social club dues;

•	dividends on unvested restricted stock;

•	use of a Company automobile; and

•	long-term care insurance

Survivor Income Benefits

We obtained life insurance policies on selected officers of First Interstate Bank. Under these policies, we receive all benefits payable upon death of the insured. A survivor income agreement was executed with each of the insured officers whereby a survivor benefit of $150,000 is payable to designated beneficiaries if the participant is employed by us at the time of death. We have entered into this type of survivor income agreement with Mr. Riley.

Retirement and Related Plan

We maintain a profit sharing plan for all non-temporary employees. Contributions are made as authorized by the Board. Participants vest after three years of service. In addition, employees are permitted to defer a portion of their compensation into our profit sharing plan under a 401(k) feature, and we make limited matching contributions with respect to such deferrals.

Chief Executive Officer Total Compensation

The outside members of the Compensation Committee reviewed all components of the Chief Executive Officer's total compensation package. Mr. Riley was appointed as the Company's President and Chief Executive Officer on September 23, 2015. The compensation paid to Mr. Riley during his tenure as Chief Executive Officer was determined to be low as compared to that of our peers’ Chief Executive Officer total compensation data. Mr. Riley's compensation package was larger than those granted to our other executives in recognition of the increased level of responsibility and performance required of our chief executive officer.

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals with certain exceptions. We believe that performance based compensation paid in 2017 and prior periods under the management incentive plans is generally fully deductible for federal income tax purposes. As discussed above, however, the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure the executive team annual incentives in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the Section 162(m) exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Chief Executive Officer Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd - Frank Act”), the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Riley.  Registrants must comply with the pay ratio rule for the first fiscal year beginning on or after January 1, 2017.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.

In determining the median employee, a listing was prepared of all employees as of December 11, 2017. Wages and benefits were annualized for those employees not employed for the full year of 2017. There were 465 employees acquired through the Bank of the Cascades acquisition who were excluded from the list. The median amount was selected from the resulting list.

For purposes of determining total compensation, the following earnings were included:

Base Salary
Short-Term Incentive
Long-Term Incentive comprised of stock awards
Other Compensation comprised of:

•	Contributions by us to our qualified profit sharing and employee savings plans, under Section 401(k) of the Internal Revenue Code

•	Contributions by us to our nonqualified deferred compensation plan

•	Premiums paid by us for individual long-term care plans

•	Dividends on unvested restricted stock

•	Income from amounts paid by us for social club dues, signing bonuses, and moving/relocation expenses

Median Employee Total Annual Compensation	PEO Total Annual Compensation	Ratio of PEO to Median Employee Total Annual Compensation
$50,483	$1,796,040	35.6 : 1

Employment Agreements

Upon his appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Riley. Under the terms of the employment agreement, Mr. Riley is entitled to annual base compensation of $678,000, subject to periodic review and adjustment, a one-time award of 10,818 shares of the Company’s time-restricted Class A common stock vesting one-third on each of the first, second and third anniversaries of the grant date and additional benefits as are customarily offered to the Company’s executives, including paid time off, health insurance, 401(k) and profit sharing plans or benefits, use of a Company car and a social club membership.

Mr. Riley's employment agreement provides for the establishment of a non-qualified defined contribution supplemental executive retirement plan ("SERP"), which became effective on January 1, 2016. The SERP provides for annual year-end contributions equal to 20% of Mr. Riley’s base salary and performance-contingent contributions of up to an additional 20% of base salary dependent upon achievement of established performance goals as determined by the Compensation Committee. Both annual contributions and performance-contingent contributions to the SERP are 0% vested until the fourth anniversary of the date of establishment, at which time the balance will become 50% vested. The SERP will vest 10% per year thereafter and become fully vested on the ninth anniversary of the date of establishment conditioned on continuous service. The SERP is adjusted for investment earnings or losses based upon the performance of the underlying investments selected by Mr. Riley from among alternatives selected by the plan administrator.

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to the Named Executive Officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executives is explained below. The amounts included below are estimates of the amounts which would be paid out to the Named Executive Officers upon voluntary termination, retirement, involuntary not-for-cause termination, or termination following a change of control assuming that such termination was effective as of December 31, 2017 and thus includes amounts earned through such time. The actual amounts to be paid out can only by determined at the time of separation.

Payments Made Upon Termination

Regardless of the manner in which a Named Executive Officer’s employment is terminated, he or she is entitled to receive amounts earned during his term of employment. Such amounts include:

•	salary;

•	grants and awards received under our equity plans, subject to the vesting and other terms applicable to such grants and awards;

•	amounts contributed and vested under our profit sharing plan and deferred compensation plan; and

•	unused paid time off.

In its discretion, the Board, or the Chief Executive Officer (except with regard to any payments made on his behalf) may authorize payment of additional separation amounts for the Named Executive Officers. The Board may also accelerate the vesting of any unexercisable stock options or restricted stock awards outstanding at the time of termination. The amounts regarding applicable salaries, stock options, restricted stock awards, short-term incentives and deferred compensation for the most recent fiscal year ended December 31, 2017 are contained in the various tables included above.

Severance Payments

Except for the benefits listed under the heading “Payments Made Upon Termination” above, the Named Executive Officers are not entitled to any other severance benefits.

Payments Made Upon Retirement

In the event of retirement, the Named Executive Officers would be entitled to the benefits listed under the heading “Payments Made Upon Termination” above.

Payments Made Upon Death

In the event of death, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the estates or other beneficiaries of the Named Executive Officers are entitled to receive benefits under our group life insurance plan equal to the lesser of (i) 2.5 times their respective base salary or (ii) $300,000. For all Named Executive Officers, the applicable amount would be $300,000.

An additional $150,000 of survivor income benefit pursuant to life insurance policies covering selected officers of First Interstate Bank is available to the beneficiaries of Mr. Riley should death occur while he is employed by the Company.

Payments Made Upon Disability

In the event of disability, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the Named Executive Officers are entitled to receive benefits under our group disability plan which generally provides for 60% of pre-disability earnings up to a maximum of $13,000 per month. For each of the Named Executive Officers the applicable amount would be $13,000 per month.

Payments Made Upon a Change of Control

Mr. Riley's employment agreement contains change in control provisions entitling Mr. Riley to cash severance equal to 1.5 times base salary plus target bonus at the time of resignation or in effect immediately preceding the change in control, whichever amount is higher, if he is involuntarily terminated or resigns for good reason during the six months prior to or in the twenty-four months following a change in control of the Company. This amount is payable in 18 monthly installments commencing on the 60th day after the termination date or 60 days after the change in control is effective, whichever is later. This arrangement does not include any gross up for excise tax imposed as a result of severance or other payments made in connection with a change in control. As of December 31, 2017, Mr. Riley would be entitled to change in control payments of $1,423,800. Named Executive Officers, other than Mr. Riley, are not entitled to any payment resulting from a change in control.

In addition, our 2015 Equity Incentive Plan contains double trigger change in control provisions under which awards to participants, including the Named Executive Officers, are subject to accelerated vesting if the participant is involuntarily terminated or resigns for good reason during the twenty-four months following a change in control of the Company.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2017, each director, other than Kevin P. Riley and James R. Scott, received an annual retainer valued at $50,000, with at least $25,000 of that being paid in the form of equity and the remaining $25,000 paid in the form of cash or common stock at the Director's election.

For his services as Chair of the Board, James R. Scott received an annual retainer of $329,970, of which $220,000 was paid to him bi-weekly, and $109,970 was issued in the form of company stock. These retainers were in lieu of all director fees and other retainers described above. The retainer paid to James R. Scott recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board, deployment and the creation of shareholder value, executive succession planning and community visibility.

Committee members, committee chairs and our lead independent director received additional compensation as follows:

Committee	Chair Retainer	Member Retainer
Audit	$12,500	$10,000
Compensation	11,250	7,500
Governance	10,000	5,000
Credit	10,000	5,000
Technology	10,000	5,000
Risk	10,000	5,000
Executive	—	5,000
Lead Independent Director	2,500	—

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Directors are also eligible for group medical insurance coverage at the director’s option. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability or death.

Director Compensation Table

Name	Fees Earned	Stock	Options	All Other
	or Paid in Cash	Awards	Awards	Compensation	Total
	($)	($)(1)	($)	($)(2)(3)	($)

James R. Scott(2)	$220,000	$109,970	$—	$11,803	$341,773
Kevin P. Riley(4)	—	—	—	—	—
Steven J. Corning	48,189	24,988	—	—	73,177
Dana L. Crandall	27,625	49,977	—	—	77,602
David H. Crum(5)	13,789	4,153	144,320	—	162,262
William B. Ebzery	31,250	24,988	98,206	—	154,444
Charles E. Hart, M.D.	43,875	24,988	—	—	68,863
Charles M. Heyneman(3)(6)	5,750	—	—	136,345	142,095
David L. Jahnke	54,500	24,988	—	—	79,488
Dennis L. Johnson	30,000	24,988	—	—	54,988
Ross E. Leckie	54,125	24,988	25,935	—	105,048
Patricia L. Moss	31,875	24,988	—	—	56,863
James R. Scott Jr.(3)	32,375	24,988	—	151,267	208,630
Jonathan R. Scott(3)	31,625	24,988	—	339,023	395,636
Randall I. Scott(2)	38,875	24,988	—	11,803	75,666
Teresa A. Taylor	49,188	24,988	—	—	74,176
Theodore H. Williams(7)	18,000	49,977	—	—	67,977
Peter I. Wold(8)	41,667	33,218	—	—	74,885

(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Because of the limited number of stock awards granted to non-employee directors, the number of outstanding stock awards held by the directors at December 31, 2017 was not materially different from the amounts reflected in the relevant footnotes to the Beneficial Ownership Table included herein under the heading "Security Ownership of Certain Beneficial Owners and Management."

(2)	The amounts in All Other Compensation includes group medical insurance coverage as a retiree of the Company.

(3)	The amounts in All Other Compensation includes group medical insurance coverage and compensation as an employee of the Company.

(4)	Mr. Riley received no compensation for serving as a director, but he was compensated in his capacity as President and Chief Executive Officer.

(5)	David H. Crum resigned as a director on July 20, 2017.

(6)	Charles M. Heyneman's board position ended on May 25, 2017 due to family-imposed term limits.

(7)	Theodore H.Williams announced his resignation as a director effective March 22, 2018.

(8)	Peter I. Wold received a prorated grant of $8,230 on January 31, 2017 for his partial year of service on the board in 2016, this was in addition to his 2017 director equity grant of $24,988.

Director Stock Ownership Guidelines

Under our stock ownership guidelines, each director is expected to acquire and maintain ownership of our common stock equal in value to three times his or her annual cash and stock retainer. Stock holdings are measured at the end of each year using the year’s closing stock price. Each director is expected to meet the ownership guidelines within five years from the date he or she became a director. All directors with the exception of one recently elected director have met the recommended levels of stock ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a related person transaction policy that is applicable to our executive officers, directors and certain entities and individuals related to such persons. The policy, as amended, generally provides that we will not enter into any transactions with related parties unless such transaction(s) are (1) reviewed after disclosure of the relevant facts and circumstances, including any benefits to the Company and the terms of any comparable products or services provided by unrelated third parties, and (2) determined to be in the best interests of the Company and our shareholders, as approved by the independent directors of our Governance & Nominating Committee. The policy also provides that the chairman of such committee, who is an independent director, has delegated authority to approve such transaction(s) in certain circumstances, subject to ratification by the independent directors of the Governance & Nominating Committee. The policy does not apply to loan and credit transactions to directors and executive officers that are covered by Regulation O adopted by the Federal Reserve.
All of the ongoing related party transactions described below were reviewed and approved by the independent directors of the Governance & Nominating Committee in accordance with the policy.

Related Party Transactions

We conduct banking transactions in the ordinary course of business with related parties, including directors, executive officers, shareholders, and their associates on the same terms as those prevailing at the same time for comparable transactions with unrelated persons and that do not involve more than a normal risk of collectability or present other unfavorable features.

Certain executive officers, directors, and greater than 5% shareholders of ours and certain entities and individuals related to such persons incurred indebtedness in the form of loans, as customers, of $54.6 million as of December 31, 2017. During 2017, new loans and advances on existing loans of $15.0 million were funded and loan repayments totaled $15.7 million. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us.

We lease an aircraft from an entity wholly-owned by James R. Scott, current chair of our Board. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2017, we paid total fees and operating expenses of $45 thousand for our use of the aircraft. In addition, we lease a portion of our hanger and provide pilot services to the related entity. During 2017, we received payments from the related entity of $17 thousand for hangar use, pilot fees, and reimbursement of certain third party operating expenses related to Mr. Scott’s personal use of the aircraft.

We lease an aircraft from an entity owned 66% by Jonathan R. Scott, a director and employee, and Thomas W. Scott, a greater than 10% shareholder and the former chair of our Board who retired in January 2016. Under the terms of the lease, we pay a fee for each flight hour plus certain third party operating expenses related to the aircraft. During 2017, we paid total fees and operating expense of $17 thousand for our use of the aircraft. As of December 31, 2017, the entity had loans with our bank subsidiary, First Interstate Bank, with an aggregate outstanding principal balance of $1.9 million, which are 100% guaranteed by Thomas W. Scott. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us.

James R. Scott, Thomas W. Scott, four of our directors, Charles M. Heyneman(1), Jonathan R. Scott, Randall I. Scott, and James R. Scott, Jr., and two members of our control group, John M. Heyneman, Jr. and Homer A. Scott, Jr., who is also a greater than 5% shareholder, each has a 2.5% interest in Scott Family Services, Inc. ("SFS"), which provides professional services that benefit us and the Scott Family. In addition, Randall I. Scott is the chairman of the board of directors of SFS. Services provided for our benefit include shareholder education and communication, strategic enterprise planning and corporate governance consultation. During 2017, we paid $73 thousand for these services. SFS reimburses us for all salaries, wages and employee benefits expenses incurred by us on its behalf for personnel.

(1) Mr. Heyneman's term as a director ended May 25, 2017.

Conflict of Interest Policy

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with our Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Under our code of conduct, all employees, including executive officers, are expected to avoid conflicts of interest. Pursuant to our code of ethics for the Chief Executive Officer and senior finance officers, such officers are prohibited from engaging in activities that are or may appear to be a conflict of interest unless a specific, case-by-case exception has first been reviewed and approved by the Board. All of our directors are subject to the Board’s governance standards that include a code of ethics and conduct guide requiring the directors to avoid conflicts of interest.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Solicitation Information

This proxy statement, the accompanying proxy card, and the annual report on Form 10-K are being made available to our shareholders on the Internet at www.astproxyportal.com/ast/40019/ on or about March 19, 2018. Our Board is soliciting your proxy to vote your shares at the annual meeting of shareholders to be held on May 2, 2018. The Board is soliciting your proxy to give all shareholders the opportunity to vote on matters that will be presented at the annual meeting. This proxy statement provides you with information on these matters to assist you in voting your shares.

We are pleased to take advantage of the SEC e-proxy rules that allow companies to post their proxy materials on the internet. We will be able to provide our shareholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. As permitted by the SEC rules, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about March 19, 2018. All shareholders will have the ability to access the proxy materials on the website referred to above and in the Notice. Shareholders will also have the ability to request a printed set of the proxy materials. Instructions on how to access the proxy materials on the internet or to request a printed copy may be found in the Notice. Instructions on how to vote your shares and how to download a proxy card for voting at the annual meeting will also be contained in the Notice.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the proxy card, you are giving the persons designated in the proxy the authority to vote your shares in the manner you indicate on the proxy card.

Why did I receive more than one proxy card?

While we have attempted to consolidate your holdings onto one proxy card, you may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. In addition, if your shares are held by a broker or trustee, you will receive your proxy card or other voting information from your broker or trustee. You should vote on and sign each proxy card you receive.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts, and other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

Is this proxy statement the only way that proxies are being solicited?

In addition to these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail, or personal contact. They will not be specifically compensated for doing so.

Voting Information

Who is qualified to vote?
You are qualified to receive notice of and to vote at the annual meeting if you owned shares of our Class A or Class B common stock as of the close of business on our record date of March 8, 2018.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 34,065,645 shares of Class A common stock outstanding and entitled to vote and 22,641,509 shares of Class B common stock outstanding and entitled to vote at our annual meeting. Our Class A common stock and our Class B common stock are referred to collectively as our “common stock.”

How are votes counted?

The proxies appointed by the Board will vote your shares as you instruct on your proxy. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes on all matters submitted to a vote of shareholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law.

Is there a quorum requirement?

For the annual meeting to be valid, there must be a quorum present. A quorum requires that more than 50% of the voting power of our issued and outstanding common stock be represented at the meeting, whether in person or by proxy.

What is the difference between a “shareholder of record” and other “beneficial” holders?

These terms describe how your shares are held. If your shares are registered directly in your name, you are a “shareholder of record.” If your shares are held in the name of a broker, bank, trust, or other nominee as a custodian, you are a “beneficial” holder.

How do I vote my shares?

If you are a “shareholder of record,” you can vote your proxy:

•	via internet at www.voteproxy.com;

•	via telephone by calling 1-800-PROXIES in the United States or 1-718-921-8500 in foreign countries;

•	by mailing in the proxy card that will be sent to you by mail or that you may download from the website referred to in the Notice; or

•	by designating another person to vote your shares with your own form of proxy.

Please refer to the specific instructions set forth on the proxy card. We encourage you to vote electronically or by telephone. If you are a “beneficial” holder, your broker, bank, trust or other nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the annual meeting?

If you are a “shareholder of record,” you may vote your shares in person at the annual meeting. If you are a “beneficial” holder, you must obtain a proxy from your broker, bank, trust, or other nominee giving you the right to vote the shares at the annual meeting.

What is the Board’s recommendation on how I should vote my shares?

Proposal One - The Board recommends that you vote your shares FOR the election of each of the six director nominees.

Proposal Two - The Board recommends that you vote your shares FOR the ratification of each of the two appointed directors.

Proposal Three - The Board recommends you vote your shares FOR ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares FOR the election of all six director nominees, FOR the ratification of each of the two appointed directors, and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Can my broker vote my shares for the proposal regarding the election of directors?

A broker or other entity holding shares for an owner in street name may vote for routine proposals without receiving voting instructions from the owner under certain circumstances. A broker or other entity may vote on non-routine proposals only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions, at a meeting where the broker or entity is able to vote on a routine matter as well. The only routine matter in this proxy statement is Proposal Three to ratify the appointment of our independent registered public accounting firm. Proposals One and Two to elect the director nominees and ratify the appointed directors, respectively, are non-routine matters. Therefore, if we receive a proxy card with a broker non-vote, your proxy will be voted for Proposal Three and it will not be included in determining the number of votes cast with regard to Proposals One or Two. It is important that you instruct your broker as to how you wish to have your shares voted on each proposal, even if you wish to vote as recommended by the Board.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the annual meeting, are counted for quorum purposes, and, except for voting on directors, will have the same effect as a vote against a matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

How do I change or revoke my proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the annual meeting. You may revoke your proxy by doing one of the following:

•	sending a written notice of revocation to our corporate secretary that is received prior to the annual meeting, stating that you revoke your proxy;

•	signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting in accordance with the instructions included in the proxy card(s);

•	voting again via the internet or by telephone using the instructions described in the Notice; or

•	attending the annual meeting and voting your shares in person.

What vote is required?

With respect to Proposal One to elect the director nominees, a majority of votes are needed to elect a director. This means that the six nominees for director must each respectively receive affirmative votes of 50% or more of the votes cast to be elected. Neither a vote to abstain nor a broker non-vote will count as a vote cast "FOR" or "AGAINST" a director nominee. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the election of directors.

With respect to Proposal Two to ratify the appointed directors, a majority of votes are needed to ratify a director. This means that the two appointed directors must each respectively receive affirmative votes of 50% or more of the votes cast to have their appointments ratified. Neither a vote to abstain nor a broker non-vote will count as a vote cast "FOR" or "AGAINST" an appointed director. A vote to abstain or a broker non-vote will have no direct effect on the outcome of the ratification of the appointment of directors.

With respect to Proposal Three to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018, ratification will be approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Abstentions will be treated as a vote cast and will have the same effect as a vote “AGAINST” this proposal.

Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC will count the votes and serve as our inspectors of election. The inspectors of election are expected to be present at the annual meeting.

What if I have further questions?

If you have any further questions about voting your shares or attending the annual meeting, please contact our corporate secretary, Kirk D. Jensen, at (406) 255-5304, or e-mail: Kirk.Jensen@fib.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the year ended December 31, 2017, our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements with the following exceptions: (i) a report with respect to the end of period holdings of Mr. Philip G. Gaglia was not filed on a timely basis; (ii) a report with respect to the end of period holdings of Mr. Kirk D. Jensen was not filed on a timely basis; (iii) three reports with respect to three transactions effected by Mr. David H. Crum were not filed on a timely basis; (iv) a report with respect to one transaction effected by Mr. Ross E. Leckie was not filed on a timely basis; (v) seven reports with respect to seven transactions effected by Mr. Homer A. Scott, Jr. were not filed on a timely basis; and (vi) a report with respect to one transaction of Mr. James R. Scott, Jr. was not filed on a timely basis.

SHAREHOLDER PROPOSALS

The rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action, and are not properly omitted by company action in accordance with the SEC’s proxy rules. Our 2018 annual meeting of shareholders is expected to be held on or about May 2, 2018, and proxy materials in connection with that meeting are expected to be mailed on or about March 19, 2018. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2018 annual meeting of shareholders was November 19, 2017, which is 120 days prior to the anniversary of the mailing date for our proxy materials.

Additionally, under the terms of our bylaws, shareholders who wish to present an item of business at the 2019 annual meeting must provide notice to the corporate secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to May 2, 2019, which will be the one-year anniversary of our 2018 annual meeting. If we do not receive notice of a shareholder proposal in advance of such date, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for our 2018 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

We know of no matters other than as contained in the Notice of Annual Meeting of Shareholders to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be duly presented.

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2017, which includes our audited financial statements. Written requests for a copy of our Annual Report on Form 10-K should be addressed to Margie Morse, Investor Relations, First Interstate BancSystem, Inc., P.O. Box 30918, Billings, Montana 59116-0918.

BY ORDER OF THE BOARD OF DIRECTORS

Kirk D. Jensen
Secretary

Billings, Montana
March 16, 2018

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST INTERSTATE BANCSYSTEM, INC.

May 2, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement/prospectus and proxy card are available at http://www.astproxyportal.com/ast/40019/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00033333303330000000 1 050218

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

	FOR	AGAINST	ABSTAIN
1. Election of Directors Nominees			
(1) David L. Jahnke	☐	☐	☐
(2) James R. Scott	☐	☐	☐
(3) Kevin P. Riley	☐	☐	☐
(4) John M. Heyneman, Jr.	☐	☐	☐
(5) Ross E. Leckie	☐	☐	☐
(6) Teresa A. Taylor	☐	☐	☐
2. Ratification of Appointed Directors			
(1) Dennis L. Johnson	☐	☐	☐
(2) Patricia L. Moss	☐	☐	☐
3. Ratification of RSM US LLP as our independent registered public accounting firm for 2018	☐	☐	☐

NOTE: The proxies will have discretionary authority, to the extent permitted by law, to act and vote on such other business as may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.